PROSPECTUS


                     Vision Bancshares, Inc.
                1,000,000 Shares of Common Stock
               Purchase Price of $10.00 per Share

     This prospectus describes an offer by Vision Bancshares, Inc. of shares of its common stock at a purchase price of $10 per share. Vision Bancshares is being organized as a bank holding company for Vision Bank in Gulf Shores, Alabama. Vision Bank is also being organized as a new bank. Thus, your purchase of the shares will represent an investment in a start-up banking venture.

     SEE "RISK FACTORS" AT PAGE 5 FOR A DISCUSSION OF THE MATERIAL RISKS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST.

Offering Price Per                 Minimum Proceeds to Vision Bancshares
Share.................$10.00       if 800,000 shares are sold...$8.0 million

Selling Discounts or               Maximum Proceeds to Vision Bancshares
Commissions......... $     0       if 1,000,000 shares are sold....$10 million

     No public market currently exists for our shares and no public market is expected to develop. The offering price may not reflect the value of our shares after the offering.

     Our address and telephone number are: 2201 West 1st Street, Gulf Shores, Alabama 36542; (334) 967-4212.

     The minimum purchase per purchaser is 100 shares and the maximum purchase allowed is 25,000 shares. Funds will be placed in an escrow account with an unaffiliated bank until the minimum of 800,000 shares has been sold. The offering will terminate no later than March 31, 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The shares offered by this prospectus are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      The date of this prospectus is December 3, 1999

                                    SUMMARY

     The following gives you a brief description of some matters that are more fully described in other parts of this prospectus.
You should read this prospectus in full before deciding to invest in the shares.


Vision Bancshares. . . . . Vision Bancshares is an Alabama corporation formed in
                           1999 to be a bank holding company for Vision Bank.

                           Vision Bancshares will file reports with the Securities and Exchange Commission for fiscal year 1999. After December 31, 1999, Vision Bancshares will be required to file such reports for a fiscal year only if it has 300 or more shareholders at the beginning of such fiscal year.

Vision Bank. . . . . . . . We expect Vision Bank to commence operations in
                           January, 2000. Vision Bank will operate as a community bank, emphasizing prompt personalized customer service to individuals and businesses located in Baldwin County, Alabama. We plan to offer a broad array of competitively priced products and services including:

                           *     demand deposits
                           *     regular savings accounts
                           *     money market deposits
                           *     certificates of deposit
                           *     individual retirement accounts
                           *     safe-deposit boxes and
                           *     commercial, consumer and personal loans

                           J. Daniel Sizemore will serve as chairman and chief executive officer of Vision Bank. Mr. Sizemore has 20 years of banking experience.

Regulatory Approvals. . .  The directors of Vision Bancshares and Vision Bank consist of 15
                           persons.  The organizers of Vision
                           Bank, which consist of 14 of these
                           15 persons, have made or will make
                           the following regulatory
                           applications to:

                           *    the Alabama Banking Department to
                                organize and incorporate Vision Bank
                                under Alabama law;

                           *    the Federal Deposit Insurance
                                Corporation to become an insured bank
                                under the Federal Deposit Insurance Act;
                                and

                           *    the Board of Governors of the Federal
                                Reserve System for permission for Vision
                                Bancshares to become a bank holding
                                company under federal law.

                           Issuance of the shares offered by this
                           prospectus are subject to all of these
                           regulatory approvals.

The Offering. . . . . . .  Shares to be Sold. Vision Bancshares is
                           offering a minimum of 800,000 shares of its common stock, $1.00 par value per share, at a price of $10.00 per share. The directors of Vision Bancshares intend to acquire an aggregate of at least 422,700 shares at an aggregate price of $4,227,000 in the offering.

                           Use of Proceeds. If the minimum number of shares are sold, Vision Bancshares will receive proceeds of $8,000,000, before payment of expenses of the offering. We estimate expenses to be $70,980.

                           Vision Bancshares will invest $7,500,000 of
                           the total minimum proceeds as capital in
                           Vision Bank.   Vision Bancshares will retain
                           approximately $500,000 as working capital for Vision Bancshares, before deducting expenses associated with the offering.

                           Increase in Shares. At any time prior to termination of the offering, Vision Bancshares may, at its discretion, increase this offering by any amount up to an additional 200,000 shares. An increase could bring the total maximum number of shares sold in this offering to 1,000,000 shares representing $10,000,000 of total proceeds. The additional proceeds of up to $2,000,000 will be retained by Vision Bancshares for working capital, but could be invested in Vision Bank, if needed.

                           Purchase Limits. There is a minimum purchase of 100 shares in the offer representing a minimum purchase price of $1,000. No person may purchase more than 25,000 shares, except that this limit does not apply to the proposed directors. Vision Bancshares may reject subscriptions for shares for any reason. The offering will terminate upon the earlier to occur of (i) Vision Bancshares's receipt of a number of subscriptions that Vision Bancshares deems sufficient, assuming subscriptions for at least 800,000 shares have been received; (ii) cancellation of the offering by Vision Bancshares; or (iii) March 31, 2000.

                           Commissions. J. Daniel Sizemore is acting as agent for Vision Bancshares in the offering. Mr. Sizemore will not be paid any direct or indirect remuneration for soliciting any purchaser of shares. Vision Bancshares has not hired a securities broker-dealer or underwriter to sell the shares and does not plan to do so.

                           Other Terms. Vision Bancshares may decline any subscription, and cancel accepted subscriptions, until all required regulatory approvals have been received. Vision Bancshares will issue the shares that have been properly subscribed, paid for and accepted promptly after the receipt of all required regulatory approvals.

                           Escrow. Subscription funds will be placed in escrow with an unaffiliated bank until the minimum number of shares has been sold.

Cautionary Statement
About Forward-Looking
Statements. . . . . . . .  This prospectus uses certain forward-looking statements about the financial projections, proposed operations and business of Vision Bancshares. The words "estimate," "project," "intend," "anticipate," "expect," "believe" and similar expressions identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Those factors are risks associated with starting a new business, a potential delay in beginning operations, our dependence on our directors and key personnel, the potential adverse effect of competition, interest rate risks, the potential adverse effect of unpredictable economic conditions, potential limitations on growth resulting from low lending limits, risks associated with the year 2000 and other factors discussed under "Risk Factors" at page 5.


                                 RISK FACTORS

     Any investment you make in the shares offered by this prospectus will carry a number of risks. In addition to the information elsewhere in this prospectus, you should pay close attention to the following:


Because we are a new business enterprise, we have no operating history that could provide you a basis upon which to assess either our past or our future performance.

     Vision Bancshares and Vision Bank will be newly-formed. This means they will be subject to all the risks incident to a new business, including the absence of any history of operations and performance. Vision Bancshares will have no significant on-going operations and will act primarily as the parent company of Vision Bank. Thus, the success of Vision Bancshares will depend solely on the success of Vision Bank. A new bank generally encounters problems, expenses and difficulties as a start-up business. In particular, our Bank will have to attract deposits and loan business, and many customers who make deposits with or obtain loans from Vision Bank may have to decide to move their business from other banks in the area. As a result of these factors, we do not expect Vision Bank to make a profit in its first year of operation, and because Vision Bank is a start-up business, we can make no predictions about future profits.


The banking business involves risks over which management has little, if any, direct control.

     The banking business is subject to risks that are part of the business of banking and over which management has little control. These risks are:

     * Loan Losses - Making loans involves the risk that loans will not be repaid by the borrower. Vision Bank will reserve for potential loan losses, but there is no precise method of predicting loan losses and reserves could be insufficient to absorb losses.

     * Changes in Interest Rates - Changes in interest rates, especially increasing rates, can have a negative impact on profitability, especially if loans made at lower rates are long-term loans.

     * Asset/Liability Management - Vision Bank's profitability can be affected by the spread between its interest income and interest expense. If interest expense is greater than interest income, or if interest expense increases at a rate higher than interest income, profitability could be affected negatively.

Because we will be significantly smaller than the majority of our competitors, we may lack the financial and technological resources to compete successfully.

     Banking is a highly competitive business. Vision Bank will compete for customers and employees with banks that are more established as well as with other financial and depository institutions. Many of these institutions have much greater financial resources and experience. The banking business is becoming more dependent on technology, and many customers of banks are utilizing new ways to conduct their banking business such as through the use of personal computers and the Internet. This technology is enabling financial institutions to reach potential customers in geographic areas and in ways not previously served by these institutions. In addition, legislation recently passed by Congress will permit banks and bank holding companies to acquire and operate securities firms, insurance companies, and other businesses in the financial services industry. This legislation may be particularly helpful to larger banks. We believe there is a need for an independent, locally-owned bank in Vision Bank's proposed market area. We also believe that Vision Bank will have the benefit of experienced management. Nevertheless, our Bank may not be able to compete successfully or profitably with other financial institutions.


Because we are a start-up corporation, we will not pay dividends for the foreseeable future.

     As a start-up corporation, it is not likely that Vision Bancshares or Vision Bank will achieve in its early years of operations a level of profitability that would justify or allow the payment of dividends. We believe the following factors will affect Vision Bancshares's ability to pay dividends in the near future:

     * Vision Bancshares will not likely generate any significant earnings on its own, and it will depend upon the payment of dividends by Vision Bank if it is to pay dividends on the shares.

     * We expect that for at least the first three years of operation all earnings will be retained by Vision Bank for Vision Bank's future needs.

     * State and federal banking laws restrict the payment of dividends by banks, and in no event may dividends be paid by Vision Bank during the first three years of operation without the approval of the Alabama Banking Department and the Federal Deposit Insurance Corporation.


Because our offering price has been determined arbitrarily by us, the offering price does not necessarily reflect the value of our stock.

     We have established the offering price of $10.00 per share arbitrarily. That price bears no relationship to Vision Bank's projected assets, possible future earnings, book value or other generally accepted valuation criteria. Accordingly, the offering price of the shares is not an indication of their value or the value of Vision Bank. You should not assume that the shares can be sold in the future for a price at or above the offering price.


Because our business success will depend significantly on key management personnel, the departure of those personnel could impair operations.

     Vision Bank will depend greatly upon its senior management. We believe that Vision Bank will have a strong senior management team and that Vision Bank's incentive compensation and employment arrangements will enhance its management and operations. J. Daniel Sizemore will serve as CEO and chairman of Vision Bancshares and Vision Bank. Mr. Sizemore has 20 years in the banking business. The loss to Vision Bank of the services of Mr. Sizemore, or any of its proposed senior management, or the inability to attract other experienced banking personnel could adversely affect Vision Bank's business. Some of these adverse effects could include the loss of personal contacts with existing or potential customers as well as the loss of special technical knowledge, experience and skills of such individuals who are responsible for the operations of Vision Bank.


Because management will have broad discretion in allocating the proceeds of the offering, we may not allocate all of the net proceeds in the most profitable manner.

     Vision Bank will be capitalized with at least $7.5 million. Our board of directors and management will have broad discretion in allocating a total of approximately $5.1 million, or 64%, of the net proceeds of the offering. We cannot predict the precise extent to which we will allocate these funds-generating assets, capital assets or liquidity, but we expect to allocate most of these funds to loans to customers. This allocation will directly affect our earnings, and, as a result, it will be difficult to predict our results or operations. Although we intend to utilize the funds to serve Vision Bank's best interests, we cannot assure you that our allocation will ultimately reflect the most profitable application of these proceeds.


Our computer systems, or those of our service providers, suppliers or customers, may not operate properly on year 2000-sensitive dates.

     Vision Bancshares and Vision Bank will rely on computers for the daily conduct of business and for data processing. There is general concern in the U.S. and world economies that on January 1, 2000 computers will be unable to "read" the new year and as a consequence there could be widespread computer malfunctions.

     Specifically, the year 2000 issue confronting Vision Bancshares, Vision Bank and Vision Bank's suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000 and other year 2000-sensitive dates. Many existing computer programs and systems originally were programed with six-digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers may recognize '00" as the year 1900 rather than the year 2000. Like most financial service providers, Vision Bancshares and its operations may be affected significantly by the year 2000 issue as a result of its dependence on computer-generated financial information. Software, hardware and equipment both within and outside Vision Bancshares's and Vision Bank's direct control, and third parties with whom Vision Bancshares and Vision Bank electronically or operationally interface (including customers and third party vendors providing data processing, information systems management, computer system maintenance and credit bureau information) are likely to be affected. If computer systems are not able to identify the year 2000, many computer applications could fail or create erroneous results. Consequently, many calculations that rely on date field information, such as interest, payment or due dates and other operating functions, could generate significantly misstated results, and Vision Bancshares and Vision Bank could lose their ability to process transactions, prepare statements or engage in similar normal business activities. In addition, under certain circumstances, failure to address adequately the year 2000 issue could adversely affect the viability of Vision Bank's suppliers and creditors and the creditworthiness of its borrowers. If not adequately addressed, the year 2000 issue could ultimately have a significant adverse impact on Vision Bancshares's and Vision Bank's products, services and competitive condition and, in turn, their financial condition and results of operations.

     Because Vision Bancshares and Vision Bank will be newly organized businesses, Vision Bancshares will not have existing "legacy" systems or equipment requiring year 2000 testing and remediation. Rather, Vision Bancshares has purchased or will purchase all of its office equipment, hardware and software and has obtained outsourcing service commitments from vendors and service providers that can certify that their products and services are year 2000 compliant. We believe that Vision Bancshares will be able to obtain these products and services from vendors and service providers that can supply the necessary certification. If Vision Bancshares is unable to do so, however, it will either forego acquiring the product or service until the required certification is forthcoming or, if the product or service is essential to its operations, arrange for independent testing and verification of year 2000 compliance.


If shares are issued in the future at a price less than the book value of the common stock, the issuance of those shares would cause a reduction in the book value and perhaps the market value of existing shares.

     Vision Bancshares's articles of incorporation permit Vision Bancshares to issue 10,000,000 shares of common stock. At least 800,000 shares will be outstanding after this offer. Those shares outstanding do not include the proposed issuance of 145,000 shares subject to issuance upon exercise of options to be granted under Vision Bancshares's stock option plans and 7,500 shares reserved for issuance under the Employee Stock Purchase Plan. Future issuance of any new shares could cause a dilution in the value of the shares issued pursuant to this offering, and outstanding at the time of the issuance of shares in the future.



We do not believe it is likely that an active trading market for our shares will develop and, therefore, you may find it difficult to resell your shares.

     Although the shares offered by this prospectus have been registered under applicable securities laws, Vision Bancshares has no plan to list the shares on any public trading market. Thus, it is likely that no active trading market, or price quotations, for the shares will develop. It may not be possible for you to readily liquidate your investment in the shares.


Because the directors of Vision Bancshares will own approximately
55 percent of the outstanding common stock, they will have more influence over actions requiring a shareholder vote than you may have

     Our directors will own approximately 55 percent of Vision Bancshares common stock after this offer. As a result, they will be able to control the outcome of director elections or block a significant transaction that might otherwise be favored by the shareholders who are not directors.

Because our articles of incorporation contains provisions that may deter a change in control, you may be deprived of an opportunity to sell your shares at a premium over market prices.

     Our articles of incorporation contain two provisions that may deter an attempt to change or gain control of Vision Bancshares. First, the articles authorize a separate class of preferred stock, the terms of which may be established by the board of directors. Preferred stock could be issued to persons selected by, and friendly to, the board of directors. Second, they provide that directors shall be elected to terms of three years with approximately one-third of the board elected each year, and directors may only be removed by the shareholders for cause. Thus, two director elections would be required to change a majority of the board. These provisions could make it more difficult to change control of Vision Bancshares. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices.


Regulatory requirements may impose additional costs on Vision
Bank and adversely affect profitability.

     State and federal banking laws will have a material effect on the business and operations of Vision Bancshares and Vision Bank. The operation of Vision Bank and Vision Bancshares will at all times be subject to these laws, regulations and procedures. The purpose of those laws is to protect the financial stability of the banking system and consumer and commercial confidence in that system and is not to protect investors. Vision Bancshares and Vision Bank will be required to comply with all such laws, regulations and procedures.


                           TERMS OF THE OFFERING

The Offering - Terms of Purchase

     Vision Bancshares is offering the shares at a cash price of $10.00 per share. There is no established public market for the shares and we expect no established market to develop. The offering price of the shares was determined arbitrarily by Vision Bancshares based upon the amount of capital needed by Vision Bancshares and a per share price that Vision Bancshares deemed to be reasonable and attractive to potential investors in Vision Bank's local market area.

     This offering is for a minimum of 800,000 shares, subject to a possible increase at the discretion of Vision Bancshares to any amount greater than 800,000 shares but not exceeding 1,000,000 shares. Any decision to increase the offering will be made by Vision Bancshares in its discretion. Vision Bancshares is likely to increase the offering if there is a demand for the shares. Vision Bancshares believes that widespread ownership of the shares in the Gulf Shores and South Alabama area will be beneficial for the business of Vision Bank, and, therefore, if more than the minimum of 800,000 shares can be sold, Vision Bancshares is likely to sell as many shares as possible subject to the maximum limit of 1,000,000 shares. In no event will subscriptions for more than 1,000,000 shares be accepted.

     The offering will terminate upon the earlier to occur of the following: (i) Vision Bancshares's receipt of a number of subscriptions deemed sufficient by Vision Bancshares assuming the minimum of 800,000 shares can be sold; (ii) cancellation of the offering by Vision Bancshares; or (iii) March 31, 2000. If by March 31, 2000, any shares remain unsubscribed, the organizers of Vision Bancshares may, but are not required to, subscribe for any unsold shares. If by that date, Vision Bancshares has not received subscriptions for at least 800,000 shares, the offering will be terminated and all subscriptions which have been accepted up to that time will be canceled.

     Vision Bancshares reserves the right to decline all or any
part of any subscription.   There is no requirement that
persons subscribing for shares agree to open or maintain accounts with Vision Bank. However, preference may be given to persons who have indicated their intention to conduct business with Vision Bank.

     In all circumstances, the formation of Vision Bancshares and the issuance of the shares is subject to appropriate regulatory approvals, and Vision Bancshares reserves the right to cancel accepted subscription offers at the direction of the appropriate banking agencies or otherwise, until the date Vision Bancshares has received all required regulatory approvals.

     Shares duly subscribed and paid for will be issued upon acceptance by Vision Bancshares as soon as practicable after Vision Bancshares receives all such required regulatory approvals.



Procedure for Subscribing for Shares

     The shares will be offered by J. Daniel Sizemore, as agent for Vision Bancshares, through personal contact with potential investors. No commissions, finders fees, or other remuneration has or will be paid to Mr. Sizemore or any other person in connection with the offer and sale of the shares.

     If you wish to purchase shares you must sign a subscription agreement and deliver the subscription agreement along with a check in the amount of the purchase price for the shares you wish to purchase in accordance with the subscription agreement on or before the date of termination of the offering. If you have questions, please call J. Daniel Sizemore at (334) 967-4212. A subscription agreement will be delivered to you after the effective date of the registration statement of which this prospectus is a part. Until you receive a subscription agreement from us, you should not tender any funds for the purchase of shares.

     You must purchase at least 100 shares and you may not purchase more than 25,000 shares. These purchase limits do not apply to Vision Bancshares' proposed directors.


Escrow Account

     Until subscriptions for the minimum amount of $8,000,000 have been received, payments for shares will be deposited in an interest-bearing escrow account established for the purpose of this offering at National Bank of Commerce of Birmingham, Birmingham, Alabama, as the escrow agent. Funds will be held in the escrow until Vision Bancshares has received payment for at least 800,000 shares and has received approval from the Alabama Banking Department and the FDIC for the formation of Vision Bank. Thereafter all funds received in payment for shares, plus interest earned on such funds, less the escrow agent's fees and expenses, will at that time be delivered to Vision Bancshares and the shares will be issued to you as soon as practicable thereafter. If Vision Bancshares cancels the offering and any subscriptions accepted up to that time (whether because the offering has not been fully subscribed, because subscribers have not made timely payment for their shares, because of failure to obtain all required regulatory approvals, or for any other reason), then any funds remitted by you in payment for your shares, plus any interest earned on the funds, will be returned to you on a pro rata basis based on the number of days on deposit in the escrow. If the expenses of the escrow agent exceed the total interest earned on the escrowed funds, those costs will be paid by the organizers of Vision Bancshares.

     The form of the escrow agreement is included as an exhibit to the registration statement of which this prospectus is a part.


                                USE OF PROCEEDS

     The proceeds from the sale of the shares by Vision Bancshares will aggregate at least $8,000,000. From the total minimum proceeds of $8,000,000, Vision Bancshares will pay the legal, printing and other expenses associated with this offering, estimated at $70,980. At least $7,500,000 of the offering proceeds will be invested by Vision Bancshares as capital in Vision Bank. In general, these proceeds will then be used by Vision Bank to pay organizational expenses and pre-operating expenses incurred before Vision Bank opens for business, to pay operating expenses for the first twelve months after Vision Bank opens for business, to make leasehold improvements and acquire furniture and equipment for Vision Bank's premises, and for general corporate purposes. We estimate that these funds will be utilized by Vision Bank in the amounts set forth below:

       Organizational and
       pre-operating expenses . . . . . . . . . . . . . .    $  291,500

     First year operating expenses:
          Salaries and benefits. . . . . . . .  $  620,100
          Interest on deposits. . . . . . . .   $  566,300
          Net occupancy expenses. . . . . . . . $  120,900
          Furniture and Equipment. . . . . . .  $  124,800
          Provision for loan losses. . . . . .  $  288,000
          Other operating expenses. . . . . . . $  349,000

            Total first year operating expenses:. . . . . . .$2,069,100

     Funds to be used for loans to customers,
     investments and general corporate purposes. . . . . . . $5,139,400

          Total                                              $7,500,000

     We expect that most of the $5.1 million noted above for loans, investments and general corporate purposes will be used by Vision Bank to fund loans to customers.

     Vision Bancshares will retain approximately $500,000 from the proceeds of the offering, before deducting expenses associated with the offering and after investing $7,500,000 in Vision Bank. These funds will be used for unanticipated costs, and could be invested in Vision Bank as additional capital to fund loans, defray expenses, or other general corporate purposes. We expect that the proceeds from the offering will satisfy Vision Bancshares's and Vision Bank's capital requirements for at least the next 12 months. Vision Bancshares does not anticipate the need to raise additional capital during that period.

     If the offering is increased and the maximum of 1,000,000 shares are sold, representing $10,000,000 in proceeds, the additional proceeds raised will be invested in Vision Bank for the purpose primarily of funding loans, but such funds could also be used for investments and to pay operating costs.

     The foregoing amounts are estimates, are based upon information and assumptions Vision Bancshares believes accurate and reasonable, and actual expenditures could vary, perhaps significantly, from these estimates. In particular, the projected expenditures reflect, among other things, the assumptions and projections of management that Vision Bank will be able to attract deposits during its first year of operation. Because banking regulations and sound banking practice require the maintenance of certain levels and ratios of assets, deposits and equity capital, it is possible that expenditures would have to be reduced or that, at some point in the future, additional capital would have to be raised by Vision Bancshares.

                      PRO FORMA CAPITALIZATION

     The following table sets forth as of August 31, 1999 the pro forma capitalization of Vision Bancshares after accounting for the payment for and issuance of the shares described in this offering.

Stockholder's equity:
     Common stock, $1.00 par value:
10,000,000 shares authorized,
     800,000 shares to be outstanding (1)             $  800,000

Additional paid-in capital (2)                          7,200,000
Accumulated Deficit                                      (181,820)

Total capitalization:                                  $7,818,180

(1) This table assumes the minimum of 800,000 shares are sold for an aggregate of $8,000,000. It does not reflect an aggregate 145,000 shares which could be granted under stock option plans, or 7,500 shares reserved for issuance under Vision Bancshares's Employee Stock Purchase Plan, or a possible increase in the offering.
(2) Does not include offering expense of approximately $70,980 (consisting primarily of legal, accounting and printing expenses and registration fees).


                            BUSINESS OF VISION BANK

General

     Vision Bancshares was organized as an Alabama corporation on July 16, 1999. When approval from the Federal Reserve Board is received, Vision Bancshares will be licensed as a bank holding company.

     When incorporated and organized, Vision Bank will be a state banking corporation organized under the laws of the State of Alabama. Vision Bank proposes to provide general retail and commercial banking services principally to customers in Gulf Shores and Baldwin County, Alabama. Vision Bank does not propose to provide trust or fiduciary services in the initial two years of operation, but may do so in the future.

     Vision Bank's primary location will be 2201 West 1st Street, Gulf Shores, Alabama 36542 with a branch at 25051 Canal Street, Orange Beach, Alabama 36561, and its phone number is (334) 967-4212. Its mailing address is P.O. Box 1248, Gulf Shores, Alabama 36547. Vision Bancshares will also be located at this address. Vision Bancshares will not have any significant operations and will serve primarily as the parent company for Vision Bank.
Under the Bank Holding Company Act of 1956, Vision Bancshares, as a bank holding company, may engage in certain bank related businesses that Vision Bank may not conduct, although Vision Bancshares has no present plans for such activities. See "Supervision and Regulation." Vision Bancshares will have no employees, and its officers and directors will receive no compensation for their services to Vision Bancshares but, instead, they will be compensated for services performed in comparable capacities for Vision Bank.

     Vision Bank's lobby hours of operation will be 9 a.m. to 5
p.m. Monday through Thursday,    9 a.m. to 6 p.m. on Friday, and
closed on Saturday. Drive-in hours will be 8 a.m. to 5 p.m. Monday through Thursday, 8 a.m. to 6 p.m. Friday, and 8 a.m. to 12 noon Saturday. Vision Bank anticipates having 12 to 15 employees.

     Vision Bank will contract for off-premise electronic data processing services.


Available Information

     Vision Bancshares is not a public company and currently files no reports with the Securities and Exchange Commission or any other agency. Upon the effective date of the registration statement of which this prospectus is a part and at least for the fiscal year ending December 31, 1999, Vision Bancshares will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith will file annual, quarterly and periodic reports with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the public reference facilities of the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The Commission also maintains a Web Site that contains reports and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. These reports include Vision Bancshares' registration statement.

     Vision Bancshares has filed with the SEC a registration statement (No. 333-88073) on Form SB-2 under the Securities Act of 1933, registering the shares to be issued pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information regarding Vision Bancshares and the shares offered hereby, you may review the complete registration statement, including all of its amendments and exhibits. Statements contained in this prospectus or in any document incorporated by reference herein as to the contents of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     Assuming the registration statement becomes effective in 1999, Vision Bancshares must file reports with the Commission for fiscal year 1999. The obligation of Vision Bancshares to file such reports for any fiscal year after 1999 will be suspended if, for any such fiscal year, Vision Bancshares has less than 300 shareholders on the first day of such fiscal year. If the registration statement becomes effective in 2000, Vision Bancshares will file such reports for 2000, and for any fiscal year thereafter if Vision Bancshares has 300 or more shareholders at the beginning of any such fiscal year.


Bank Premises

     Vision Bank intends to lease a building, consisting of two stories and approximately 9,600 square feet, located at 2201 West 1st Street, Gulf Shores, AL 36542 for its main office. The building is under construction and will be owned by Gulf Shores Investment Group, LLC, an entity owned by certain organizers of Vision Bancshares. Construction should be completed within nine months. Pending completion of the building, Vision Bank will
operate out of a temporary modular building on the site.   The
site is located in the downtown area of the city, with a residential area behind Vision Bank. Downtown Gulf Shores is a civic area; approximately two miles south is the beach, located on the Gulf of Mexico, two strip shopping centers are within 1/2 mile of downtown. Highway 59 near the bank site offers access to and from the downtown district. Surrounding the bank office building are other large and small office buildings with new construction across the street and behind the building. The location is convenient to both residential areas and businesses.

     Vision Bank intends to provide customary banking services, in-lobby safe deposit boxes to its customers, and is considering various options regarding convenient, cost-effective access to automated teller machines. As a key aspect of its marketing strategy, Vision Bank intends to provide courier services for its more significant banking relationships, including individuals, in an effort to improve banking convenience, and reduce parking needs. Vision Bank intends to serve the retail and business needs of the community as one of the few locally owned, independent banks in the area. In addition, the organizers have expertise and business development skills in the areas of small business and real estate lending. Vision Bank will also have more extensive operating hours than any competing institution.

     The proposed branch will be located on Canal Street in Orange Beach approximately 10 miles east of Gulf Shores, in a one story building consisting of approximately 3,500 square feet, to be owned by Gulf Shores Investment Group, LLC and leased to Vision Bank. Construction should be completed within 12 months. Pending completion, the branch will operate out of a temporary modular building on the site. The property is flanked by small businesses and is located near a prime traffic conduit. The variety of the surrounding businesses will encourage use at diverse hours; the site is located next to a retail center, across the street from a movie theater, adjacent to a governmental authority and less than one block from Columbia Southern University.

     These lease arrangements for the main and branch office sites are subject to FDIC approval. If the FDIC does not approve these lease arrangements, Vision Bank will acquire the land for its main office at a price of $350,000 and the land for its branch office at a price of $275,000. Construction costs for the bank buildings will be $1,150,000 for the main office and $425,000 for the branch office. Vision Bank would most likely finance these costs from a commercial lender.

     Management intends to insure its properties adequately.


Management's Discussion and Analysis of Financial Condition and Plan of Operations

     The following discussion of the financial condition of Vision Bancshares should be read in conjunction with Vision Bancshares's financial statements and related notes, which are included in this prospectus. See "Index to Financial Statements."

     Vision Bancshares was organized as an Alabama corporation on July 16, 1999. Since inception, the main activities of Vision Bancshares have been centered on seeking, interviewing and selecting Vision Bancshares's directors and officers, applying for a state bank charter, applying for Federal Deposit Insurance Corporation deposit insurance, applying to become a bank holding company and raising equity capital through this offering.

     The operations of Vision Bancshares from its inception through the close of the offering have been and will continue to be funded by advances received from the organizers. The organizers have agreed to contribute a total of $350,000, of which $140,000 was outstanding at August 31, 1999. Management anticipates that Vision Bancshares will repay any advances from the organizers after the closing of this offering.

     Vision Bank does not anticipate any significant changes in the number of its employees. Vision Bank expects to employ between 12 to 15 people during its first year.

     Liquidity and Interest Rate Sensitivity. Since Vision Bancshares has been in the organizational stage, there are no results to present at this time. Nevertheless, once Vision Bank commences operations, net interest income, Vision Bancshares's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, management intends to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalance in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Vision Bank's overall interest rate risks.

     The asset mix of the balance sheet will be evaluated regularly in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To manage effectively the liability mix of the balance sheet, management plans to focus on expanding the various funding sources.

     As Vision Bank continues to grow, management will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates.
Vision Bank's asset and liability management committee of its board of directors will meet on a quarterly basis to develop management's strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. Vision Bank's primary source of liquidity will come from its ability to maintain and increase deposits.

     Management knows of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Vision Bancshares's liquidity increasing or decreasing in any material way in the foreseeable future, other than this offering.

     Capital Adequacy. There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The FDIC and the Alabama Department of Banking have established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. For banks that have not received the highest regulatory rating by their primary regulator (which includes Vision Bank), the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

     A new rule was recently promulgated by the Federal Reserve Board and the FDIC that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, all items reported on the balance sheet, as well as off-balance sheet items, would be reported according to maturity, repricing dates and cash flow characteristics. A bank's reporting position would be multiplied by duration-based risk factors and weighted according to rate sensitivity. The net risk weighted position would be used in assessing capital adequacy. The objective of this complex proposal is to determine the sensitivity of a bank to various rising and declining interest rate scenarios.

     Management believes that the net proceeds of this offering should satisfy Vision Bancshares's and Vision Bank's cash requirements for at least the three-year period following the opening of Vision Bank. Accordingly, management does not anticipate that it will be necessary to raise additional funds for the operation of Vision Bancshares or Vision Bank over the next three years. For additional information regarding material expenditures during such period, see "Use of Proceeds."

Market Area and Demographic Information

     The organizers are well acquainted with the communities of South Baldwin County, Alabama. The attractive coastline draws considerable tourism to the area and fosters strong activity in the retail and housing areas of the local economy. Bordering communities house industries that range from electronics to health care. The banking industry has shown strong growth in the past five years as well, although only one independent bank is headquartered in the area. The organizers have identified several services and products which a local bank could offer competitively to the community within an expanding banking market: personal banking; expanded hours; and a commitment to fostering local real estate growth through lending.

     The Primary Service Area (PSA) for Vision Bank will be South Baldwin County, which includes the coastal communities of Gulf Shores and Orange Beach, the cities in which Vision Bank will establish offices. South Baldwin County is defined as the area of the County south of U.S. Highway 98.

     The Secondary Service Area (SSA) for Vision Bank encompasses the remainder of Baldwin County and portions of neighboring Escambia County in Florida, primarily Perdido Key. The organizers believe that at least 75 percent of Vision Bank's proposed customers will be businesses and residents located in the PSA and SSA.

     Baldwin County is the seventh-largest county in the State of Alabama. Although smaller, Baldwin County is growing much more rapidly than neighboring Mobile County. South Baldwin County is known for its beautiful beaches and is a major tourist destination, thus attracting people from all over the state and country. The area has grown considerably over the past several years, with strong residential and commercial construction, particularly in the towns of Orange Beach and Gulf Shores. The following table summarizes various economic indicators of Baldwin County.

          ITEM                                         PAST 5 YEARS

                             1994        1995        1996          1997          1998

Population                 115,809     119,966     124,257       128,820       132,828

No. of housing starts
(residential building
permits)                     1,914       1,591       1,526         1,661         1,869

Industrial & commercial
building permits issued        359         397         496           490           473

Retail sales ($000s)       811,454     865,483     922,424     1,092,483     1,101,896


     Tourism is a major industry in South Baldwin County.
According to the Gulf Coast Convention and Visitors Bureau, the
Gulf Coast area, which includes Gulf Shores, Orange Beach and
Fort Morgan, has an inventory of 219 hotels, motels and condominiums, for a total of 13,214 available units.

     Further, a new hurricane evacuation route, which would originate in Gulf Shores and include a bridge near one of the proposed bank locations, is planned for the area. This route would connect Gulf Shores directly to Interstate 10, and provide increased and easier access to the coastal communities of South Baldwin County. Increased visitation would be expected to promote further growth in related industries in the area.

Population

     Based on population projections prepared by the Center for Business and Economic Research of the University of Alabama, Baldwin County is projected to be the fourth fastest growing county in the state between 1995 and 2000. South Baldwin County, the PSA, is fueling much of this growth. The area grew from 28,203 persons in 1990 to an estimated 39,801 residents in 1997. Out of 443 cities and towns in Alabama, the town of Orange Beach had the fourth greatest percentage increase in population between the years of 1990 and 1996, nearly doubling its population. The town of Foley ranked 15th, increasing its population by almost one-third, and Gulf Shores ranked 28th in population growth, with an increase of almost 24 percent. The following table depicts population estimates and projections for Baldwin County overall as well as key locations in the PSA and SSA. All of these areas experienced sizeable growth in population between 1990 and 1996. This growth is projected to continue over the next several years, as indicated in the table below.

                          Population of Service Area

                                     ------------Estimates-----------
                           1990                                                       2003      % Change
                          Census       1992        1994        1996      1998(1)   Projection   1990-1996
Baldwin County            98,920     106,226     115,809     124,257     130,168     147,419      25.6%
Foley                      4,937       5,499       5,936       6,433        N/A         N/A       30.3%
Gulf Shores                3,261       3,467       3,680       4,029       4,316       4,855      23.6%
Orange Beach               2,253       2,420       2,547       3,327       3,845       4,722      47.7%
Perdido Key, Florida       1,326        N/A         N/A         N/A        2,022       2,348       N/A


     The resident population of the PSA is only part of the overall population picture. Tourism is a major industry. Many people reside in South Baldwin for the warmer months, and others for even smaller amounts of time. During the summer months when people flock to the coastal areas, the population of South Baldwin increases dramatically. Based on information presented in the following table, the seasonal population in the cities of Gulf Shores and Orange Beach is almost six times the resident population.


   Seasonal Population and Projections - Gulf Coast Area

                                    1988       1998       2000

Gulf Shores                        15,744     29,744     40,944

Orange Beach                       18,236     25,836     32,484

Unincorporated                      3,732      4,876      5,808

Total                              37,712     60,456     79,236


     Estimates of the population by age groups show that there is a slightly higher-than-average percentage of retirees in Baldwin
County (15% versus 13% nationally), but also a sizeable concentration in the age groups that comprise most of the labor force (ages 25-64, for a total of 52%):


             1995 Population by Age - Baldwin County

                                              Number       %

Total Population                              119,966     100%

Ages 0-4                                        8,244       7%

Ages 5-17                                      21,957      18%

Ages 18-24                                      9,565       8%

Ages 25-44                                     34,549      29%

Ages 45-64                                     27,227      23%

Age 65+                                        18,424      15%


Industry and Employment

     The PSA is renowned as a vacation destination and businesses in the area reflect this fact. Hotels, restaurants and retail centers are among the top employers in the PSA. Also present are businesses that benefit from the robust construction. The portion of the PSA that is not immediately bordering on the coast has a more diverse mix of businesses, with a mixture of manufacturing, electronics, government and health care businesses. The following table lists the top 20 employers in South Baldwin County.

          Top 20 Employers in South Baldwin County
                        September, 1998

                                                                    Full-Time
                                                                    Equivalent
        Company                    Product/Service                  Employment
Riviera Center Outlet Mall         Retail                                1,200

Packard Hughes Interconnect        Electronic Products                     825

South Baldwin Hospital             Medical                                 450

BF Goodrich Aerospace              Thrust Reversers                        447

Wal Mart Super Center              Retail                                  430

Hazel's Family of Restaurants      Restaurants                             365

Perdido Beach Resort               Hotel                               350-375

Solutia Manufacturing Company      Aluminum Castings                       350

Gulf Telephone                     Telecommunications                      338

Voyagers Gulf Beach Hotel, Inc.    Hotel                                   260

Gulf State Park                    Recreation, Motel                       250

Vulcan, Inc.                       Aluminum & Steel Products               206

Foley Nursing Home                 Nursing Home                            175

Baldwin County EMC                 Utilities                               174

Bon Secour Fisheries               Seafood Processing                      170

Riviera Utilities                  Utilities                               164

City of Gulf Shores                Municipal Government                    144

City of Foley                      Municipal Government                    117

Peavey Electronics                 Sound Equipment                          95

Reynolds Ready Mix                 Ready Mix Concrete                       90


     Unemployment in Baldwin County was 3.2 percent in May, 1999, which was well below the state and national unemployment rates. The size of the labor force continues to grow, as the number of persons employed in Baldwin County has increased almost 70 percent since 1990. The composition of the labor force is 80 percent in service-producing jobs, and the remaining 20 percent work in goods-producing jobs, which includes manufacturing and construction. Construction employment in the Gulf Coast area was estimated to be 1,009 by Dun & Bradstreet's Marketplace Report as of the second quarter of 1999. The overall employment mix in Baldwin County is comparable to the nation's job mix. All of these indicate a robust and diversified economy in the County. The following table denotes trends in employment for the County.

                                   Baldwin County Labor Force Information
                                                 1990 - 1998
                                           1990       1992       1994       1996       1998
Civilian Labor Force (1)                  46,360     52,140     57,970     64,210     68,670

Employed persons living in County (1)     43,910     48,930     55,240     61,400     66,800

Unemployment Rate (1)                       5.3%       6.2%       4.7%       4.4%       2.7%

Persons working in Baldwin County (2)     27,300     31,520     36,810     41,620     46,230

Goods-Producing Employment (2)             6,350      6,440      7,320      7,860      9,000

Service-Producing Employment (2)          20,940     25,080     29,490     33,760     37,230


(1) Based on place of residence.

(2) Based on place of work.



     Baldwin County had the fifth highest per capita income in 1997 in the State of Alabama at $22,431. This is 108 percent of the State's per capita income and 111 percent of the Mobile area's per capita income. As indicated in the following table, median household income is much higher in the coastal cities than in Baldwin County overall.

              Household Income for Service Area

                                                       1998
                                                      Median
                                                    Household
           Area                                       Income
Baldwin County, Alabama                             $ 35,431

Gulf Shores, Alabama                                $ 42,461

Orange Beach, Alabama                               $ 42,688

Perdido Key, Florida                                $ 49,708


Competitors & Growth in Deposits

     Banking is a highly competitive business, and Vision Bank will be competing for customers primarily in Baldwin County.

     The following banks and savings and loan institutions are located in Baldwin County:

                                                                             DISTANCE FROM
                               LOCATION                DEPOSITS              BANK
NAME OF INSTITUTION            (City and State)        ($000's omitted)      (miles)

AmSouth Bank                   Foley, AL                   $35,090             10.5

AmSouth Bank                   Gulf Shores, AL             $50,227               .4

Citizen's Bank, Inc.           Foley, AL                   $ 1,080             10.6

Colonial Bank (West Laurel)    Foley, AL                   $97,841             10.5

Colonial Bank (So. McKenzie)   Foley, AL                   $ 3,330             10.5

Colonial Bank                  Gulf Shores, AL             $34,606               .2

Colonial Bank                  Lillian, AL                 $ 6,686             18.1

Colonial Bank                  Orange Beach, AL            $ 7,636               .7

First Gulf Bank                Foley, AL                   $11,404             10.5

First Gulf Bank
(W. Ft. Morgan Road)           Gulf Shores, AL             $17,249               .9

First Gulf Bank
(W. Ft. Morgan Road)           Gulf Shores, AL             $35,765               .7

Regions Bank                   Elberta, AL                 $36,166             13.6

Regions Bank (W. Roosevelt)    Foley, AL                   $67,738             10.5

Regions Bank                   Foley, AL                   $    76             10

Regions Bank                   Gulf Shores, AL             $62,007               .9

Regions Bank                   Orange Beach, AL            $10,818              7

South Alabama Bank             Foley, AL                   $ 1,304             10.6

SouthTrust Bank                Foley, AL                   $32,062             10.7

SouthTrust Bank                Gulf Shores, AL             $35,999               .5

Union Planters Bank            Foley, AL                   $ 3,795             10.4

United Bank                    Foley, AL                   $22,008             10.3

United Bank                    Lillian, AL                 $ 3,152             18

Whitney National Bank          Foley, AL                   $    89             10.5

Whitney National Bank          Gulf Shores, AL             $16,712               .4

Whitney National Bank          Orange Beach, AL            $10,414              6.9


Baldwin County Banking Market

     The banking market in Baldwin County totaled $1.476 billion in deposits as of June 30, 1998. Eleven institutions operate a total of 56 branches in the County. The County's banking market is dominated by five large multi-branch commercial banks, with several smaller regional banks as noted below:

          Market Share of FDIC-Insured Deposits in Baldwin County
              By Banking Institution; Sorted by Market Share
                              June 10, 1998
                                                                  Total
                                             No. of Offices      Deposits     Market
Insitution Name            Headquarters      in Baldwin Co.       ($000s)      Share
Regions Bank               Birmingham, AL         12            $  389,342     26.4%

SouthTrust Bank, NA        Birmingham, AL          7            $  256,061     17.4%

Colonial Bank              Montgomery, AL          8            $  215,699     14.6%

AmSouth Bank               Birmingham, AL          7            $  212,642     14.4%

Compass Bank               Birmingham, AL          4            $  195,355     13.2%

First Gulf Bank            Gulf Shores, AL         6            $   96,618      6.6%

Citizen's Bank, Inc.       Robertsdale, AL         4            $   49,782      3.4%

Whitney National Bank      New Orleans, LA         3            $   27,215      1.8%

United Bank                Atmore, AL              2            $   25,160      1.7%

Union Planters Bank, NA    Memphis, TN             2            $    6,482      0.4%

South Alabama Bank         Mobile, AL              1            $    1,304      0.1%

Total                                             56            $1,475,660    100%


     There are no banks located in Perdido Key, Florida, which is considered part of the SSA.

     The banking market in Baldwin County grew at an average annual rate of 8.3 percent from mid-1994 through mid-1998, from deposits totaling $1.074 billion to $1.476 billion as of June 30, 1998.

Primary Service Area Banking Market

     Within South Baldwin County, the PSA, there are ten banking institutions with 25 offices. The entire PSA market had $603.3 million in aggregate deposits as of June 30, 1998. Two institutions have over 50 percent of the area's market share for deposits - Regions and Colonial. Compass Bank, which has a strong presence in the County, does not have an office in the PSA. First Gulf Bank is the only independent bank with headquarters in the PSA. Its market share is close to 11 percent. The following table lists deposits and market share by institution in the PSA.


                 Market Share of FDIC-Insured Deposits in PSA
                   By Institution; Sorted by Market Share
                              June 30, 1998

                               No. of        Total
                             Offices in     Deposits        Market
     Name                       PSA          ($000s)        Share
Regions Bank                     5          $176,805        29.3%

Colonial Bank                    5           150,099        24.9%

AmSouth Bank                     2            85,317        14.1%

SouthTrust Bank                  2            68,061        11.3%

First Gulf Bank                  3            64,418        10.7%

Whitney National Bank            3            27,215         4.5%

United Bank                      2            25,160         4.2%

Union Planters Bank              1             3,795         0.6%

South Alabama Bank               1             1,304         0.2%

Citizen's Bank, Inc.             1             1,080         0.2%

Total                           25          $603,254       100.0%


     The South Baldwin banking market grew at an annual rate of
10.9 percent from mid-1994 through mid-1998. The number of banking offices doubled in the area during this time, growing from 12 branch locations in 1994 to 25 in 1998.

     Because of the market dominance of the top two commercial banks which control over 50 percent of deposits in the PSA, a new entrant could increase competition and provide the public with greater choices for obtaining banking services. The overall strength of the banking market also provides all competing institutions with additional opportunities for growth.


Deposit and Loan Assumptions

     The organizers developed a peer group to use as a basis for determining Vision Bank's projected deposit and loan growth mix. Seven banks that serve the PSA have been included in this "Peer Group." Assets for these peer institutions as of December 31, 1998 ranged from $112 million to $38 billion. Included in the Peer Group is one bank headquartered in Vision Bank's primary service area of South Baldwin County.

     The following table contains deposit and market share information for each banking office in the PSA as of June 30, 1998.


      Market Share of FDIC-Insured Deposits in South Baldwin County
                 By Bank Branch; Sorted by Market Share
                            June 30, 1998
                                                                 Total
                                                                 Deposits     Market
Name                                        City                 ($000s)      Share
AmSouth Bank - McKenzie Street              Foley                $35,090        5.8%

AmSouth Bank - Hwy 59                       Gulf Shores           50,227        8.3%

Citizen's Bank, Inc. - Orange Ave.          Foley                  1,080        0.2%

Colonial Bank - West Laurel                 Foley                 97,841       16.2%

Colonial Bank - So. McKenzie Street         Foley                  3,330        0.6%

Colonial Bank - Gulf Shores Pkwy.           Gulf Shores           34,606        5.7%

Colonial Bank - US Hwy 98                   Lillian                6,686        1.1%

Colonial Bank - Perdido Bch Blvd.           Orange Beach           7,636        1.3%

First Gulf Bank - Hwy 59                    Foley                 11,404        1.9%

First Gulf Bank - W. Fort Morgan Rd.        Gulf Shores           17,249        2.9%

First Gulf Bank - W. Fort Morgan Rd.        Gulf Shores           35,765        5.9%

Regions Bank - East State St.               Elberta               36,166        6.0%

Regions Bank - W. Roosevelt                 Foley                 67,738       11.2%

Regions Bank                                Foley                     76        0.0%

Regions Bank - Gulf Shores Pkwy.            Gulf Shores           62,007       10.3%

Regions Bank - Orange Bch Blvd.             Orange Beach          10,818        1.8%

South Alabama Bank - So. McKenzie           Foley                  1,304        0.2%

SouthTrust Bank - McKenzie                  Foley                 32,062        5.3%

SouthTrust Bank - Hwy 59                    Gulf Shores           35,999        6.0%

Union Planters Bank - 1190 So. McKenzie     Foley                  3,795        0.6%

United Bank - 516 So. McKenzie              Foley                 22,008        3.6%

United Bank - Hwy  98                       Lillian                3,152        0.5%

Whitney National Bank - So. McKenzie        Foley                     89        0.0%

Whitney National Bank - Gulf Shores Pkwy.   Gulf Shores           16,712        2.8%

Whitney National Bank - Org. Bch. Blvd.     Orange Beach          10,414        1.7%

Total                                                           $603,254      100.0%



Deposit Assumptions

     The deposit growth potential for Vision Bank is strong. The average annual growth rate of aggregate deposits in South Baldwin County between 1994 and 1998 equaled 10.9 percent. The table below demonstrates that not only have deposits grown, but also the number of bank branches has more than doubled from 1994 through 1998. As of June 30, 1998 deposits totaled $603.3 million in the PSA, and there were 25 banking offices.


                              Growth in Deposits
                                 1994 - 1998
                                                                                          Average
                                                                                          Annual
                            1994         1995         1996         1997         1998      Growth
Total Deposits ($000)     $399.054     $426.535     $481.231     $540.145     $603.254     10.9%

Offices                      12           12           17           20           25


     Vision Bank's share of projected deposits is based on an analysis of the average deposit growth rate in the PSA since 1994. It was assumed that total market deposits would continue annual growth for the next three years equal to the average growth rate experienced from June 30, 1994 to June 30, 1998. Given this growth assumption, total aggregate deposits in South Baldwin County at the end of the third year of operation are projected at $822.8 million.

     Deposit levels for Vision Bank are based on the organizers' estimates of available business in Vision Bank's PSA, given the projected market growth rates. It is believed that Vision Bank will achieve market share gains in each of the first three years of operation. For reference, the Peer Group Deposit Mix is as follows:

                      Peer Group Deposit Mix

                 Demand Deposits           14.9%
                 Now Accounts               3.6%
                 CD's under $100,000       34.9%
                 CD's over $100,000        12.2%
                 MMA and Savings           34.4%

Loan Assumptions

     The organizers believe that the loan demand within the market areas is substantial. Commercial and real estate loans will be the prevalent loan types for Vision Bank. The organizers recognize that South Baldwin County offers both tourism and manufacturing-based lending opportunities. The initial prospective customers of Vision Bank will include professional contacts of the organizers - a group with a long and successful history in the real estate and small business community. The customer base will be grown with expanded manufacturing and service-based clients as Vision Bank's community visibility heightens. The targeted customers are businesses and corporations of various sizes and in various industries and professions which have banking needs that include operating accounts, cash management services, lines of credit, term loans and real estate loans.

     The organizers have significant knowledge of the Gulf Shores market. It is the belief of the organizers, based on discussions with prospective customers, that the projected loan levels are achievable, without sacrificing loan quality. The loan to deposit ratio for the peer groups as of June 30, 1998 was 75.6%. The organizers anticipate that Vision Bank will have a loan/deposit ratio of 80 percent for each of its first three years of operation.

     The organizers have assumed that prevailing interest rates will continue to exist. However, the organizers recognize the risks associated with increasing rates, which may be the operating environment when Vision Bank opens for business. The business plan is based on the premise that Vision Bank will attempt to maintain a constant positive spread between the interest earned in investments and loans, and the interest cost incurred on deposits. The positive spread will be achieved by generally offering floating rate loans. Fixed rate loans will be offered only when their maturities match the projected maturities of long term certificates of deposits or other borrowings.

     The organizers have assumed that the pricing for loans will continue to be very competitive and has assumed the following interest rates in Vision Bank's three year business plan:

Assumptions of Interest on Loans

Commercial Loans               8.00%-9.00%
Real Estate Loans              8.00%
Consumer Loans                 9.00%
Federal Funds Sold             4.80%
Other Investments              5.50%

Assumptions on Interest Rates on Deposits

Now Accounts                   3.50%
Savings Accounts               4.90%
Money Market Accounts          3.50%
CDs Less than $100,000         5.25%
CDs Over $100,000              5.25%

Asset and Liability Structure

     The asset/liability mix of Vision Bank will be designed to earn a maximum rate of return within the confines of reasonable liquidity, interest sensitivity, and credit risk. The anticipated mix of loans will cover a broad enough segment of the market to prevent concentrations of credit in any loan type or industry segment. The loan mix will be similar to that of other Gulf Shores community banks. The mix of loans will allow reasonable liquidity due to maturity schedules and amortization. The mix of loans will be related to loan growth in the marketplace and the interest sensitivity requirements of Vision Bank.

     The liability mix will not differ significantly from that of other banks in the marketplace. The target deposit customer will often maintain interest bearing transaction and savings accounts. Time deposits will be kept short but may be extended based on the liquidity and growth expectation of Vision Bank. Large time deposits and brokered deposits will not be sought.

     The investment portfolio will consist primarily of short maturities, but may be extended based on the liquidity and growth expectations of Vision Bank. The loan portfolio will be comprised primarily of adjustable rate loans with average maturities of less than five years.

     Vision Bank will have a funds management policy that will attempt to match maturities and interest rate sensitivity of assets and liabilities, allowing for reasonable tolerance. The organizers realize that a perfect match of assets and liability interest rates sensitivity is not possible and may not be desirable in some cases.

Business Strategy

     Vision Bank expects to develop as a full-service commercial banking organization by initially developing the extensive relationship networks of the proposed president and senior lender. Prospective customers are businesses and corporations of various sizes and in various industries and professions which have banking needs that include operating accounts, cash management services, lines of credit, term loans and real estate loans. It is also expected that Vision Bank will have the opportunity to bid for the operating accounts of public agencies in the City of Gulf Shores and Orange Beach. The organizers are aware of the increased processing and administrative costs of handling public operating accounts and are aware of the pledging requirements for public deposits. The organizers also intend to develop banking relationships with the seasonal residents of Gulf Shores, individuals who generally are wealthy and who have not yet developed significant ties with any of the financial institutions in the area.

     Through strategic alliances yet to be finalized with either third-party vendors or correspondent banks, Vision Bank expects to offer specialized services to enhance the personal nature of the banking relationship and provide greater value as a way of capturing and retaining customer loyalty. These services will include courier service, internet banking through Vision Bank's data processing vendor, investment services, debit cards, credit cards, and payroll services.

     In order to accommodate the credit needs of the businesses and corporations that have been identified as likely prospective customers, Vision Bank expects to enter into loan participations with several correspondent banks that are familiar with the marketplace and with Vision Bank's officers and credit standards. Examples of such correspondent banking relationships could be several large Alabama banks such as Compass, National Bank of Commerce, The Banker's Bank, and SouthTrust. Vision Bank expects to have numerous opportunities to consider financing for small businesses and certain entrepreneurial organizations, and will extend credit through participation in the Small Business Administration programs. It is expected that these loans, if any, will be organized and then packaged and sold to enhance fee income for Vision Bank.

     Vision Bank plans to engage in aggressive direct marketing and officer calling during the first year of operation to achieve loan and deposit goals and to fully implement Vision Bank's strategy to acquire banking relationships of the targeted contacts of the organizers. Depending on the success of this effort, Vision Bank will expand marketing and promotional efforts as appropriate, including expanding staff to include a full-time business development officer.

Proposed Deposit Services

     Vision Bank proposes to offer the following deposit-related products to its customers:

     Consumer Deposit Products                    Miscellaneous Services

     Regular Checking                             ATM/Debit Card
     Interest Checking                            Night Depository
     Money Market Checking                        Safe Deposit Boxes
     Senior (Age 50+) Checking                    Stop Payments
     Regular Savings                              Collections
     Certificates of Deposit                      Direct Deposits
     Individual Retirement Accounts               Savings Bonds
                                                  Wire Transfers
     Commercial Deposit Products                  Bank by Mail
                                                  Travelers Checks
     Regular Business Checking                    Official Checks
     Regular Business Interest Checking           MasterCard/Visa
     Money Market Checking                        Automatic Transfer
     Regular Savings                              Courier Service
     Certificates of Deposit                      Overdraft Protection


     Vision Bank has no pre-determined deposit composition. The deposit mix and other services will depend upon market conditions and customer demand.


Loans and Loan Policy

     Vision Bank intends to offer the following types of loans in the following approximate amounts relative to total loans:

          Commercial Loans           -     42%
          Installment Loans          -     37.5%
          Single Pay Loans           -     12.5%
          Real Estate Loans          -     8.3%

     Commercial loans will consist primarily of loans to local businesses.

     Installment loans will consist primarily of consumer loans such as automobile loans, loans for recreational equipment such as campers, boats, motor homes, etc. and home equity lines of credit.

     Single pay loans will consist of short term (such as 90 to 120 day) loans to well established customers.

     Real estate loans will consist ofloans secured by real property to individuals and businesses. Much of these loans will be mortgage loans on 1-4 family residences.

     As a general rule, commercial loans carry more risk than home mortgage loans because they tend to be larger in amount, and they are subject to the success of the commercial enterprise involved. Vision Bank will attempt to minimize these risks, as well as the risks generally associated with making loans, as explained immediately below in this subsection.

     Vision Bank has not yet adopted a formal loan policy, but we expect that the underwriting and other criteria for loans that we make will be consistent with prudent banking practices. For example, the primary credit risk associated with any loan is the creditworthiness of the borrower and the primary source of repayment for any loan will be the borrower's financial strength. Adequate collateral for loans will normally be required. However, collateral value will not make a non-creditworthy borrower creditworthy. Personal guarantees will be required when the value or marketability of the collateral is in doubt or, in the case of a commercial loan, the commercial enterprise carries additional risk. Credit risk insurance will be offered as an option, but will only be required when management determines that the risk indicates need for insurance.

     We expect that Vision Bank's loan policy will provide for various levels of officer lending authority, with a requirement of loan committee approval or full board approval for loans that exceed certain amounts or loans that otherwise carry unusual risk.

     In addition, we expect that Vision Bank will have in place on the date of opening loan requirements that are specified for various types of loans to be made. For example:

     * We will require a first or second mortgage on any real estate loan equal to a specified minimum percentage of the loan amount. These percentages may vary based on the type of loan, such as a loan-to-value limit of 65 percent for raw land, 80 percent for construction loans, and 85 percent for 1-4 family residential loans.

     * We will generally limit commercial loans to short-term loans to local businesses, with amortization of the loan for a greater period sometimes permitted. Long term commercial loans may be made when the economic feasibility of the loan is established, the term of the loan does not exceed its economic purpose, and an acceptable repayment schedule can be demonstrated.

     * We will require independent appraisals on all residential and commercial loans secured by real estate.

     * Consumer loans will normally be made for the purchase of automobiles, recreational equipment, and equity lines of credit. Personal signature loans will generally be limited to well established customers who have a sound credit history.

     Loans will be made at both fixed and variable rates, depending upon market and competitive conditions.

     Vision Bank will not extend credit to any member of its board of directors or any executive officer unless the extension is on substantially the same terms and conditions, including interest rate and collateral, as those prevailing for comparable transactions with non-affiliated borrowers and does not involve more than the normal risk of repayment. Such extensions must also have prior board of director approval with the related-party abstaining from the approval.


                          SUPERVISION AND REGULATION

     Bank holding companies and banks are regulated extensively under both federal and state law. The following information describes some but not all of the applicable statutory and regulatory provisions, and it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of Vision Bancshares and Vision Bank.

Vision Bancshares

     Vision Bancshares will be a bank holding company registered with, and subject to supervision by, the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 (the "BHC Act"). The Federal Reserve Board may examine Vision Bancshares and Vision Bank.

     The BHC Act requires prior Federal Reserve Board approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve Board has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Recent legislation passed by Congress will permit bank holding companies to acquire securities, insurance and other financial services related businesses and, thus, permit bank holding companies to engage in a wide range of financial activities not previously permitted.

     Vision Bancshares and Vision Bank will be subject to the Federal Reserve Act, Section 23A. Section 23A defines "covered transactions" to include extensions of credit and limits a bank's covered transactions with any single affiliate to no more than 10% of a bank's capital and surplus. Covered transactions with all affiliates combined are limited to no more than 20% of a bank's capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices and a bank and its subsidiaries are prohibited from purchasing low quality assets from Vision Bank's affiliates. Finally, Section 23A requires that all of a bank's extensions of credit to an affiliate be appropriately secured by collateral. Vision Bancshares and Vision Bank will also be subject to Federal Reserve Act, Section 23B, which further limits transactions among affiliates.

     Vision Bancshares's ability to pay dividends will depend upon the earnings and financial condition of Vision Bank and certain legal requirements. The Federal Reserve Board has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by Vision Bancshares appears consistent with its capital needs, asset quality and overall financial condition.

     In the future, Vision Bancshares will rely upon the payment to it, if any, of dividends by Vision Bank for the payment of dividends on its shares of common stock.


Vision Bank

     Vision Bank will be a state bank organized under the laws of the State of Alabama and its deposits will be insured by the "FDIC" up to the maximum amount permitted by law. Vision Bank will be subject to regulation, supervision and regular examination by the Superintendent of the Alabama State Banking
Department and the FDIC. Federal and state banking laws and regulations regulate, among other things, the scope of the banking business conducted by Vision Bank, its loans and investments, reserves against deposits, mergers and acquisitions, borrowings, dividends, minimum capital requirements, and the locations of branch offices and certain facilities.

     Under the Alabama Banking Code, a state bank may not declare or pay a dividend in excess of 90% of the net earnings of such bank until the surplus of the bank is equal to at least 20% of its capital, and thereafter the prior written approval of the Superintendent is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net earnings for that year combined with its retained net earnings for the preceding two years less any required transfers to surplus. No dividends, withdrawals or transfers may be made from the bank's surplus without prior written approval of the Superintendent. As a newly organized bank, Vision Bank may not pay dividends during its first three years of operation without the prior approval of the Superintendent and the FDIC.

     The various federal bank regulators, including the Federal Reserve Board, have adopted a risk-based capital requirement for assessing bank and bank holding company capital adequacy. These standards establish minimum capital standards in relation to the relative credit risk of assets and off-balance sheet exposures. Capital is classified into two tiers. Tier I capital consists of common shareholders' equity and perpetual preferred stock (subject to certain limitations) and is reduced by goodwill and minority interests in the common equity accounts of consolidated subsidiaries. Tier II capital consists of the allowance for possible loan losses (subject to certain limitations) and certain subordinated debt. The risk-based capital guidelines require financial institutions to maintain specific defined credit risk factors (risk-adjusted assets). The minimum Tier I capital ratio is 4.0%, and the combined Tier I and Tier II capital to risk-weighted assets ratio is 8.0%. The Federal Reserve Board also has adopted regulations which supplement the risk-based capital guidelines to include a minimum leverage ratio of Tier I capital to total assets of 3.0% to 5.0%.

     The Federal Reserve Board's risk based capital guidelines will be applied to Vision Bancshares and Vision Bank on a consolidated basis. This will limit Vision Bancshares's ability to engage in acquisitions financed by debt. The FDIC has adopted similar risk-based capital requirements that are applicable to Vision Bank. The Federal Reserve Board, the FDIC and the Superintendent have imposed minimum capital (leverage) requirements. Those rules may affect the future development of Vision Bancshares's long-term business and capital plans, and may affect its ability to acquire additional financial institutions and other companies.


Support of Subsidiary Institutions

     Under Federal Reserve Board policy, Vision Bancshares will be expected to act as a source of financial strength for, and to commit resources to support, Vision Bank. This support may be required at times when, without this Federal Reserve Board policy, Vision Bancshares might not be inclined to provide it. In addition, any capital loans by Vision Bancshares to Vision Bank may be repaid only after its deposits and certain other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.


Prompt Corrective Action

     The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     An institution that is categorized as undercapitalized, significantly undercapitalized or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may test an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.


FDIC Insurance Assessments

     The FDIC has adopted a risk-based assessment system for insured depositary institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. The FDIC then determines an institution's insurance assessment rate based on the institution's capital category and supervisory category. Under the risk-based assessment system, there are nine combinations of capital groups and supervisory subgroups to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.

     In addition, effective January 1, 1997, the FDIC imposed assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. The FDIC will assess banks at a rate of 1.3 cents per $100 deposits until December 31, 1999. Thereafter, it will add approximately 2.4 cents per $100 of deposits to each assessment.

     The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


Other Legislative Action

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions are considered from time to time by the executive branch of the federal government, Congress and various state governments. Some of those proposals, if adopted, could significantly change the regulation of banks and the financial services industry. It cannot be predicted whether any proposals will be adopted, and, if adopted, how these will affect Vision Bancshares or Vision Bank.

Monetary and Fiscal Policy

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on its loans to customers and its securities holdings constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Vision Bancshares and Vision Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which members may borrow, and reserve requirements on deposits and funds availability regulations. These instruments are used in varying combinations to influence the overall growth of bank loans, investments and deposits and also affect interest rates charged on loans or paid on deposits. The policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and will continue to do so in the future. The nature and timing of any future changes in Federal Reserve Board policies and their impact on Vision Bancshares cannot be predicted.


                            DIRECTORS AND OFFICERS

Background

     The organizers of Vision Bancshares together with Olen
Crawford will serve as members of the board of directors of Vision Bancshares, or Vision Bank, or both. The table below lists the directors and executive officers of Vision Bancshares.

                              Position
                              with Vision
                              Bancshares and                  Principal Occupation
Name and Age                  Vision Bank                     for the Last Five Years
J. Daniel Sizemore, 51        Proposed CEO and                Proposed CEO and
                              Chairman of the                 Chairman
                              Board                           of Vision Bancshares
                              of Vision Bancshares            and Vision Bank
                              & Vision Bank                   since April, 1999;
                                                              President and Chief
                                                              Executive
                                                              Officer, The Bank,
                                                              Birmingham, Alabama
                                                              1998 - 1999;
                                                              President and Chief
                                                              Executive
                                                              Officer, Commerce
                                                              Bank
                                                              of Alabama,
                                                              Albertville, Alabama
                                                              1994 - 1998

James R. Owen, Jr., 47        Director of Vision              President, Gulf Shores
                              Bancshares & Vision             Title Insurance Co., Inc.
                              Bank                            (Title Insurance Company)

Olen E. Crawford, 47          Vision Bancshares               Business Developer
                              Director                        (self-employed) since 1998;
                                                              President, Call Points
                                                              Business Unit of Vialog
                                                              Communication 1997-1998;
                                                              Executive Vice President,
                                                              Conference Source
                                                              International,
                                                              1992-1997

Joe C. Campbell, 53           Vision Bancshares               District Manager, ALFA
                              Director                        Insurance Company
                                                              (General Insurance)
Donald W. Peak, 59            Director of Vision              President, Forest Manor
                              Bancshares & Vision             Nursing Home, Inc.
                              Bank                            (long-term care facility);
                                                              President, Phoenix
                                                              Therapy Associates
                                                              (rehabilitation
                                                              therapy); President,
                                                              Central Medical
                                                              Supplies of Alabama
                                                              (durable medical equipment)

Thomas Gray Skipper, 28(1)    Vision Bancshares               Vice President, Scotch
                              Director                        Plywood Company

Gordon Barnhill, Jr., 44      Director of Vision              Owner, Barnhill Land
                              Bancshares & Vision             and Real Estate
                              Bank                            (Real Estate Business)
                                                              and farmer

Daniel M. Scarbrough,         Director of Vision              Vice President, Community
M.D., 54                      Bancshares & Vision             Health Systems, Inc. since
                              Bank                            Private practice of medicine
                                                              prior to July 4, 1997

Patrick Willingham, CPA,      Director of Vision              President and CEO,
54                            Bancshares & Vision             Community Health
                              Bank                            Systems, Inc.
                                                              (Certified Public
                                                              Accountant)

S. Millard Johnson, 75        Vision Bancshares               Retired Business Executive
                              Director

William T. Carlson, Jr., 48   Vision Bancshares               Of Counsel,
                              Director                        Capell & Howard, P.C.
                                                              (Lawyer)

Rick A. Phillips, 47          Director of Vision              Owner, Professional Real
                              Bancshares & Vision             Estate Partners, Inc.
                              Bank                            (Real Estate Brokerage
                                                              and Marketing)

William D. Moody, 52          Director of Vision              President, Alpha Development
                              Bancshares & Vision             Group, Inc.
                              Bank                            (Real Estate Development)

George W. Skipper, III,       Vision Bancshares               Vice President, Skipper
54 (1)                        Director                        Insurance
                                                              (General Insurance)

Julian Brackin, 49            Vision Bancshares               Partner, Brackin and
                              Director                        McGriff, P.C.
                                                              (Attorney)

Nancy Jayne Jackson, 42       Senior Vice President           Senior Vice President,
                                                              Vision Bancshares; Senior
                                                              Vice President, Operations
                                                              Ready Bank, Ft. Walton
                                                              Beach, Florida, 1999; Vice
                                                              President and Information
                                                              Systems Auditor, Aliant
                                                              Bank, Montgomery, Alabama
                                                              prior to 1999.


(1)     George W. Skipper, III is the father of Thomas Gray Skipper.


     Tommy Files, a resident of Gulf Shores and a banker with 14 years of experience in the Gulf Shores area, will serve as executive vice president of Vision Bank and the branch manager of the branch in Orange Beach. Mr. Files will receive options on 2,500 shares of common stock.

Election and Terms of Board of Directors

     Directors of Vision Bancshares will be elected annually for three year terms. The terms will be staggered with approximately one-third of the directors being elected each year for three year terms. The following directors will serve until the 2000 annual meeting: Messers. Barnhill, Brackin, Campbell, Carlson and Crawford. Directors Johnson, Moody, Owen, Peak and Phillips will serve until the 2001 annual meeting, and directors Scarbrough, Sizemore, George W. Skipper, III, Thomas Gray Skipper and Willingham will serve until the 2002 annual meeting. Directors of Vision Bank will be elected annually and serve one year terms.
 Officers of Vision Bancshares and Vision Bank serve at the discretion of the respective boards of directors.

     During Vision Bank's first fiscal year, directors will not receive any fees for serving in that capacity. Thereafter, director fees may be paid in amounts determined by the board of directors of Vision Bank. Directors who are employees of Vision Bank will receive no compensation for serving as bank directors. The directors of Vision Bancshares could receive director fees from Vision Bancshares paid out of the capital retained by Vision Bancshares.

     Vision Bancshares's articles of incorporation set the minimum number of directors at 6 and the maximum at 20, with the exact number to be determined by resolution of the directors. Initially, there are expected to be 15 members of the board, as shown above. It is presently contemplated that Vision Bank will employ a senior vice president and that the person holding that position will be appointed by the other board members as a member of the board of directors.


Committees of the Board

     The board of directors of Vision Bank will initially have an audit committee, loan committee and investment committee.

     The audit committee, consisting of Messrs. Patrick Willingham, Gordon Barnhill, Rick A. Phillips and Daniel M. Scarbrough, will recommend to the board of directors the independent accountants to be selected as Vision Bancshares' auditors, review the audit plan, financial statement and audit results, review with internal and independent auditors and bank examiners Vision Bank's accounting practices and policies, and overall accounting and financial controls, and conduct an appropriate review of any related party transactions and potential conflict of interest situations.

     The investment committee will consist of Messrs. J. Daniel Sizemore, James R. Owen, Jr., William D. Moody, Gordon Barnhill, and Daniel M. Scarbrough. In addition, it is anticipated that a senior vice president of Vision Bank will serve on this committee. The investment committee will be charged with reviewing Vision Bank's investment portfolio and investment activities.

     The loan committee will include Messrs. J. Daniel Sizemore,
James R. Owen, Jr., Patrick Willingham, William D. Moody and
Rick A. Phillips, as well as Vision Bank's senior loan officer.


Executive Compensation

     Officers of Vision Bancshares and Vision Bank will serve at the discretion of the board of directors.

     The following tables show on a prospective basis for 1999 the anticipated annual rate of compensation and stock option grants to be paid to Vision Bancshares' chairman and chief executive officer.

                          Summary Compensation Table

                                     Annual Compensation                  Long Term
                                                                          Compensation
                                                                           Award
Name and                                                                   Securities
Principal                                                  Other Annual    Underlying
Position                 Year    Salary ($)   Bonus ($)    Compensation    Options (#)
J. Daniel Sizemore
Chairman and CEO         1999     $120,000       (1)            $0         35,000 (2)


(1) Bonuses will be determined annually.

(2) The exercise price is $10.00 per share.


                             Options to be Granted

                                  Number of
                                  Securities   % of Total
                                  Underlying   Options      Exercise
                                  Options to   Granted to   Price      Expiration
     Name                         be Granted   Employees    ($/Sh)     Date
J. Daniel Sizemore                  35,000        70%         $10      10 Year


Employment Agreements

     J. Daniel Sizemore has an employment agreement with Vision Bancshares to serve as president and chief executive officer of Vision Bancshares and chairman and chief executive officer of Vision Bank. The agreement has a three year term and may be renewed daily for a continuous three year term. The agreement may only be terminated upon three years notice except that the agreement may be terminated by Vision Bancshares at any time for cause. Mr. Sizemore will receive a base salary of $120,000 per year, and be entitled to certain benefits such as life insurance, a $750 per month automobile allowance, and country club and civic dues. The agreement also provides that Mr. Sizemore will receive options of 35,000 shares of Vision Bancshares's common stock at a price of $10 per share.


Certain Relationships and Related Transactions

     Gulf Shores Investment Group, LLC (the "Investment Group") is an Alabama limited liability company that proposes, subject to regulatory approval, to own the real estate and construct and own the buildings for Vision Bank's main office and branch office. The Investment Group will be formed by those persons who are directors of Vision Bancshares, except Olen E. Crawford . The lease agreement for Vision Bank's main office will have a three year term and will provide for annual lease payments of $155,295, payable monthly with additional rental payments made based upon certain operating costs of the building. The lease may be extended for three, three year terms. Vision Bank will operate out of a temporary modular unit owned by Vision Bank for approximately nine months and will pay $2,630 per month in ground lease payments to the Investment Group.

     The lease for the branch office will have a three year term and provide for annual lease payments of $63,000, payable monthly, with additional rental payments made based upon certain operating costs of the building. The lease may be extended for three, three year terms. It is anticipated that the construction of the branch office will not be completed until approximately
August, 2000. In the meantime, the Investment Group will lease the ground for the branch to Vision Bank at a monthly lease of $1,975. Vision Bank will maintain a temporary modular building on this site for use as the branch bank premises. The Investment Group will purchase the site of this branch from George W.
Skipper, III, and Thomas Grey Skipper, organizers and directors of Vision Bancshares, for a purchase price of $275,000.

     Each of the organizers has signed an agreement providing that each person will contribute up to a maximum of $25,000 to pay his pro rata portion of the organizational expenses for Vision Bank and Vision Bancshares. The agreement provides that upon receipt of appropriate regulatory approvals, Vision Bank will reimburse the organizers for these expenses. From these contributions, Vision Bancshares paid $17,500 on an option to purchase the land on which Vision Bank will be located and $7,280 to architects for building plans. The Investment Group will reimburse Vision Bancshares for these payments.

     The foregoing lease arrangements are subject to approval of the FDIC. If the FDIC does not approve the lease arrangements, Vision Bank will buy the real estate and construct and own the bank buildings at such sites.

     In the opinion of the directors of Vision Bancshares, the terms of these lease agreements (including the purchase price for the branch site) and reimbursements for costs between the Investment Group and Vision Bancshares or Vision Bank are at least as favorable as those that could have been obtained from an unaffiliated party.

     In the future, Vision Bank may make loans to its directors and officers in the ordinary course of business. Such loans, or other banking transactions involving these persons, will be made on the same terms, including interest rate and collateral requirements, that Vision Bank would make to the general public.


Incentive Stock Compensation Plan

     The board of directors of Vision Bancshares has adopted an Incentive Stock Compensation Plan. The directors believe an incentive program will be an important asset in attracting and retaining qualified personnel and motivating their efforts on behalf of Vision Bank and its interests. This plan will be submitted to a vote of Vision Bancshares shareholders at the first meeting of shareholders.

     The following discussion outlines some of the essential features of this plan, but is qualified in its entirety by reference to the full text of the plan which is included as an exhibit to the registration statement of which this prospectus is a part.

     All key employees of Vision Bank are eligible to participate in this plan. The selection of participants is entirely within the discretion of the stock option plan committee which is to be comprised of two or more members of the board of directors of Vision Bancshares designated by resolution. The plan will be administered by the committee, which has the exclusive right, subject to the provisions of the plan, to interpret its provisions and to prescribe, amend and rescind rules and regulations for its administration.

     Vision Bancshares has reserved a total of 75,000 shares of common stock for issue under the plan. For "incentive stock options" qualified as such under section 422(a) of the Internal Revenue Code, the aggregate value of the shares for which an employee may be granted options in any year cannot exceed $100,000, measured by the fair market value at date of grant, plus any unused carryover of this annual limitation. The price of the option cannot be less than 100% of the fair market value of the shares on the date the option is granted, except as to persons who hold more than 10% of the voting power of Vision Bancshares, in which case the option price cannot be less than 110% of fair market value.

     No option may be exercised more than ten years after it is granted. An option becomes exercisable, subject to the foregoing limitation, any time after it is granted unless vesting requirements are imposed with the grant. An option must be exercised within 90 days of retirement, and within 90 days of other termination from Vision Bancshares or Vision Bank. All vesting requirements on options may be waived if there is a change of control, or potential change of control of Vision Bancshares.

     The board of directors of Vision Bancshares has granted options to Mr. Sizemore for 35,000 shares and plans to grant options to other officers for an aggregate of 15,000 shares. These options are exercisable at $10.00 per share, and otherwise on the terms described above.

     The plan also provides that notwithstanding any other provision in the plan or any agreement under the plan, Vision Bancshares's primary bank regulator shall at any time have the right to require any holder of options to exercise such options or forfeit options not exercised if Vision Bancshares's capital falls below minimum capital required by Vision Bancshares' primary bank regulator.


Employee Stock Purchase Plan

     The board of directors of Vision Bancshares has also adopted an Employee Stock Purchase Plan, which is intended to qualify under Section 423(b) of the Internal Revenue Code. Under this plan eligible Bank employees may purchase shares of Vision
Bancshares through a payroll deduction plan. We believe it is important that employees of Vision Bank have an opportunity to invest in Vision Bancshares's future, and that this plan can be a valuable incentive for employees. This plan will also be submitted to a vote at Vision Bancshares' first shareholders meeting.

     The form of the Employee Stock Purchase Plan was filed as an exhibit to the registration statement of which this prospectus is a part. The following discussion outlines some of the essential features of the plan, but is qualified in its entirety by reference to the full text of the plan.

     Generally, all active full-time employees of Vision Bank are eligible to participate in the Employee Stock Purchase Plan. No employee may be permitted to subscribe for shares if immediately after subscribing he or she would own shares (including those which may be purchased under outstanding subscriptions under the Employee Stock Purchase Plan) representing 5% or more of the total combined voting power or value of all classes of stock of Vision Bancshares.

     Employees will have the opportunity to subscribe to purchase shares at a series of offerings occurring at six-month intervals. Offering periods will be for 15 days. The total number of shares available under all offerings on a cumulative basis is 7,500. To subscribe to purchase shares, an employee must sign a subscription agreement specifying the number of shares he or she will purchase. During an offering period, an employee may subscribe for a minimum of 10 shares and a maximum of 50. An employee may subscribe to purchase stock in more than one offering period.

     The purchase price of a share must not be less than 85% of the fair market value of the shares on the date offered.

     No employee may subscribe to purchase shares under the Employee Stock Purchase Plan if doing so would permit his or her rights to purchase shares under all stock purchase plans of Vision Bancshares to accrue at a rate which exceeds $25,000 of the fair market value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time. Pursuant to this limitation, Mr. Sizemore will not be eligible to participate in the Employee Stock Purchase Plan.

     Each employee who subscribes to purchase shares during an offering period must sign an authorization for payroll deductions by Vision Bank to pay the purchase price of the subscribed shares. Payment will be made in equal regular installments, at least monthly, over a period of 12 calendar months.

     Employees will not have voting or other rights of shareholders with respect to any shares covered by subscription agreements until the date the full purchase price of all shares covered by such subscription agreement has been paid.


Director Stock Plan

     The board of directors of Vision Bancshares has adopted a
Director Stock Plan.   This plan permits stock options to be
granted to directors and permits directors to receive director fees in stock in lieu of cash.

     The following discussion outlines some of the essential features the plan which is included as an exhibit to the registration statement of which this prospectus is a part.

     The plan will be administered by the compensation committee of the board, which has the exclusive right, subject to the provisions of the plan, to interpret its provisions and to prescribe, amend and rescind rules and regulations for its administration.

     Vision Bancshares has reserved a total of 70,000 shares of common stock for issue under the plan and plans to issue options to each non-employee director in the amount of 5,000 shares each.
J. Daniel Sizemore, as a full-time employee, will not receive options under this plan because he has received options under the Vision Bancshares Incentive Stock Compensation Plan described above.

     No option may be exercised more than ten years after it is granted. Subject to the foregoing limitation, an option becomes exercisable any time after it is granted, unless it is subject to vesting requirements at the time of grant. The exercise price for each option shall be the fair market value of the option on the date of grant.

     Under the plan, members of the board of directors may elect to receive shares of common stock as restricted stock in lieu of receiving cash director fees at an amount equal to the cash fees that would be due to be paid divided by 75 percent of the fair market value of the common stock.

     The plan also provides that notwithstanding any other provision in the plan or any agreement under the plan, Vision Bancshares' primary bank regulator shall at any time have the right to require any holder of options to exercise such options or forfeit options not exercised if Vision Bancshares' capital falls below minimum capital required as determined by Vision Bancshares' primary bank regulator.


Change in Control Provisions

     Both the Incentive Stock Compensation Plan and the Director Stock Plan provide that if a change in control or potential change in control of Vision Bancshares occurs, options outstanding that are not yet exercisable as a result of vesting requirements may nevertheless be exercised. Also, in lieu of exercise, Vision Bancshares has the right to pay cash to the holder equal to the "change of control price." The change of control price is the highest price paid or offered in a change of control or potential change of control within the preceding 60 days. A change in control occurs when a person or entity acquires 20 percent or more of Vision Bancshares' common stock or when certain other events occur such as a change in two-thirds of the board of directors that is not recommended by the incumbent directors.

      A potential change in control occurs when Vision Bancshares enters into an agreement that would result in a change of control or a person or entity acquires 5 percent or more of Vision Bancshares common stock and the board of directors determines by resolution that such acquisition constitutes a change in control.


Indemnification of Directors and Officers

     The bylaws of Vision Bancshares provide that Vision Bancshares will indemnify its and Vision Bank's officers, directors, employees and agents to the extent permitted by the Alabama Business Corporation Act. That Act permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding. In order to receive indemnification, the person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, that he not be adjudged to be liable for negligence or misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Vision Bancshares or Vision Bank, pursuant to the foregoing provisions, or otherwise, Vision Bancshares has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Vision Bancshares of expenses incurred or paid by a director, officer or controlling person of Vision Bancshares in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Vision Bancshares will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                       SECURITY OWNERSHIP OF MANAGEMENT
                        AND PRINCIPAL SECURITY HOLDERS

     The following table shows the proposed beneficial ownership of the shares of common stock of the directors and executive officers of Vision Bancshares, assuming the minimum of 800,000 shares will be outstanding after completion of the offer. The directors intend to purchase directly or indirectly an aggregate of at least 422,700 shares at a purchase price of $10.00 per share.

                                Number of Shares of                 Percentage
Name and Address             Common Stock to be Owned               Ownership
J. Daniel Sizemore                  67,500 (1)                       8.08% (1)
33343 River Road
Orange Beach, AL 36561

James R. Owen, Jr.                  25,000                           3.125%
P.O. Box 895
Gulf Shores, AL 36547

Olen E. Crawford                    50,000                           6.25%
7001 Val Monte Drive
Guntersville, AL 35976

Joe C. Campbell                     30,000                           3.75%
110 Eagle Drive
Albertville, AL 35951

Donald W. Peak                      25,000                           3.125%
2401 32nd Street
Northport, AL 35476

Thomas Gray Skipper                 25,000                           3.125%
1452 Drewry Road
Monroeville, AL 36460

Gordon Barnhill, Jr.                25,000                           3.125%
Post Office Box 644
Robertsdale, AL 36567

Daniel M. Scarbrough, M.D.          25,000 (2)                       3.125%
30815 Peninsula Drive
Orange Beach, AL 36561

Patrick Willingham, CPA             25,000 (3)                       3.125%
30475 Harbour Drive
Orange Beach, AL 36561

S. Millard Johnson                  25,100 (4)                       3.137%
P.O. Box 375
216 W. Canal Road
Gulf Shores, AL 36547

William T. Carlson, Jr.             25,100 (5)                       3.137%
3038 Taralane Drive
Birmingham, AL 35216

Rick A. Phillips                    30,000                           3.75%
Post Office Box 3351
Gulf Shores, AL 36547

William D. Moody                    30,000                           3.75%
4170 Spinnaker Drive
Unit #1020-D
Gulf Shores, AL 36542

George W. Skipper, III              25,000                           3.125%
307 Skipper Drive
Jackson, AL 36545

Julian Brackin                      25,000                           3.125%
1261 Patrick Street
Daphne, AL 36526

Nancy Jayne Jackson                      0                               0%
9055 Eagle Lane
Foley, AL 36535

All Directors and Officers
as a group (16 persons)            457,700 (6)                      54.81%


(1) Includes 35,000 shares subject to options to be granted to Mr. Sizemore under the Incentive Stock Compensation Plan.

(2) Dr. Scarbrough is medical director of Community Health Systems, a non-profit corportion, which will acquire 50,000 shares. Dr. Scarbrough disclaims any beneficial ownership of those shares. See footnotes (4) and (5).

(3)         Mr. Willingham is president of Community Health Systems.
            Mr. Willingham disclaims any beneficial ownership over shares to be acquired by that entity. See footnotes
            (2), (4) and (5).

(4) Mr. Johnson is a director of Community Health Systems and will own 100 shares directly. Mr. Johnson will vote 25,000 of the 50,000 shares to be owned by that entity. See footnote (2).

(5) Mr. Carlson is a director of Community Health Systems and will own 100 shares directly. Mr. Carlson will vote 25,000 of the 50,000 shares to be owned by that entity. See footnote (2).

(6) Includes options referenced in footnote (1). The percentage for the group assumes that shares subject to options have been issued.


                         DESCRIPTION OF CAPITAL STOCK

     The following summarizes certain provisions of Vision Bancshares's capital stock. Additional information regarding the capital stock is set forth in the articles of incorporation and bylaws of Vision Bancshares that are included as exhibits to the registration statement of which this prospectus is a part and in the applicable provisions of the Alabama Business Corporation Act under which Vision Bancshares is incorporated and by which its corporate affairs will be governed.


General

     The authorized capital stock of Vision Bancshares consists of 10,000,000 shares of common stock, $1.00 par value per share, 100 shares of which are currently issued to Daniel Sizemore for organizational purposes, and 1,000,000 shares of preferred stock, par value $1.00 per share, none of which is outstanding. A minimum of 800,000 and a maximum of 1,000,000 shares of common stock are offered by this prospectus. In addition, an aggregate of 152,500 shares of common stock are reserved for issuance under Vision Bancshares's stock option plans and the Employee Stock Purchase Plan.

     The preferred stock may be issued from time to time as a class without series, or if so determined by the board of directors, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or of the entire class of preferred stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the board of directors. The preferred stock may have a preference over the common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of Vision Bancshares and such other preferences as may be fixed by the board of directors.


Voting

     Holders of the shares are entitled to one vote per share on all matters to be voted upon by shareholders. Vision Bancshares's articles of incorporation provide that directors are elected for three year terms. The holders of the shares of common stock do not have cumulative voting rights, which means that the holders of more than one-half of the outstanding shares can elect all of the directors.


     Shareholders may call special meetings of shareholders if they own 10 percent or more of the outstanding shares of common stock of Vision Bancshares. Shareholders may take action without a shareholder meeting only by a written consent signed by all shareholders entitled to vote on the subject matter at a shareholder meeting.

     The board of directors may increase or decrease by 30 percent or less the number of directors last elected by shareholders and may fill any vacancies so created. Increases or decreases in the number of directors by more than 30 percent may only be made by shareholders, with shareholders filling any vacancies as a result of such increase.


Dividends

     Shareholders may receive dividends when and if declared by the board of directors in accordance with applicable law. See
"Dividend Policy."


Other Rights

     Holders of shares of common stock are entitled to share ratably in the assets of Vision Bancshares legally available for distribution to its shareholders in the event of liquidation, dissolution or winding up of Vision Bancshares. Shareholders have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock and the shares to be issued in this offering will be, upon payment therefor and issuance, fully paid and non-assessable.


Possible Issuance of Shares - Certain Anti-Takeover Effects

     Under Vision Bancshares's articles of incorporation, and after reserving for the maximum of 1,000,000 shares that could be issued in the offer and 152,500 shares that may be issued under benefit plans, the board of directors may issue up to an additional 8,847,500 shares of Vision Bancshares's common stock without further approval or authorization of the shareholders. It is possible that additional shares could be issued in the future and that such issuance could cause dilution in the value of shares then outstanding. The existence of authorized shares could enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Vision Bancshares by a proxy contest, tender offer, merger or other means that is not favored by management.

     The authority of the board of directors to issue preferred stock with such rights and privileges, including voting rights, as it may deem appropriate could also enable the board to deter or prevent a change in control despite a shift in the ownership of the common stock.

     Because directors are elected for three year terms, with approximately one-third of the board elected each year, two elections will be required to change a majority of the members of the board. This method could delay, or make more difficult, a change in the board or in control of Vision Bancshares.

     Directors may only be removed by shareholders for cause.


                MARKETABILITY OF SECURITIES

     Although the 1,000,000 shares offered by this prospectus will be registered under applicable state and federal securities laws, we do not expect that a public trading market, or public price quotations of the shares, will develop. Investors should expect to hold their shares for an indefinite period of time.

     After the offering, Vision Bancshares will have reserved 152,500 shares of common stock for issuance under its stock plans. No holders of shares of common stock or options have the right to require that Vision Bancshares undertake the registration of their shares or to include their shares in any registration statement undertaken by Vision Bancshares.

     The shares sold in the offering will be freely tradeable without restriction under the Securities Act of 1933, unless the shares are held by persons deemed to be "affiliates" of Vision Bancshares. An affiliate of an issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. All directors of Vision Bancshares will be deemed to be affiliates. The 457,500 shares of common stock held by affiliates will be subject to restrictions on resale contained in the provisions of Rule 144.

     In general, under Rule 144, persons who are affiliates of Vision Bancshares will be entitled to sell within any 90-day period that number of shares which does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding the sale.

     A condition to the use of Rule 144 is that Vision Bancshares file public reports at the SEC or that information that would be included in such reports be otherwise publicly available. Vision Bancshares will file such reports for the fiscal year in which its registration statement for the shares becomes effective, but may not be required to file such reports for fiscal years thereafter. Hence, Rule 144 may not be available for resales by affiliates in the future.


                     DIVIDEND POLICY

     We do not expect Vision Bank or Vision Bancshares to realize a profit during its initial year of operation, and it is not likely during the first few years that Vision Bancshares will generate sufficient profit to justify or allow it to pay dividends. Vision Bancshares will rely on the payment of dividends to it by Vision Bank in order to provide funds for the payment of dividends by it to its shareholders. In no event during the first three years of operations can any dividends be declared or paid by Vision Bank without the approval of the Alabama Banking Department and the Federal Deposit Insurance Corporation. In addition, banking regulations restrict the payment of dividends under certain circumstances. Future dividend policy of Vision Bancshares will be subject therefore not only to banking regulations, but to the discretion of the directors, and will be contingent on Vision Bank's financial condition, capital requirements, general business conditions and other factors. We do not expect cash dividends to be paid during at least the first three years of operation, and all earnings will be retained for Vision Bank's future needs.

                      LEGAL MATTERS

     Certain legal matters regarding the shares offered hereby will be passed upon for Vision Bancshares by Balch & Bingham, LLP, Montgomery, Alabama.


                          EXPERTS

     The financial statements of Vision Bancshares contained in this prospectus have been included in reliance upon the report of Mauldin & Jenkins LLC, Albany, Georgia, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.





                FINANCIAL REPORTS TO SHAREHOLDERS

     Assuming the registration statement of which this prospectus is a part becomes effective in 1999, Vision Bancshares will file public reports with the Securities and Exchange Commission for 1999. As part of these reports, Vision Bancshares will file an annual report on Form 10-K for the fiscal year ending December 31, 1999, which will contain audited financial statements. Thereafter, whether Vision Bancshares will be required to file such reports will depend upon the number of shareholders in Vision Bancshares. If the number is less than 300 at the beginning of any fiscal year, no reports at the Securities and Exchange Commission will be required for that fiscal year.
Vision Bancshares will likely distribute an annual report to its shareholders reviewing the previous year's operations, but the report may not contain audited financial statements on Vision Bancshares if Vision Bancshares is no longer required to file public reports at the Securities and Exchange Commission.

                    VISION BANCSHARES, INC.
                  (A Development Stage Company)
                        FINANCIAL REPORT
                         AUGUST 31, 1999


                  INDEX TO FINANCIAL STATEMENTS


                                                                 Page

INDEPENDENT AUDITOR'S REPORT                                      F-2


FINANCIAL STATEMENTS

     Balance sheet as of August 31, 1999                          F-3

     Statement of loss and accumulated deficit                    F-4
     for the period from July 16, 1999, date of inception, to August 31, 1999

     Statement of stockholder's deficit for                       F-5
     the period from, July 16, 1999, date of
     inception to August 31, 1999

     Statement of cash flows for the period from                  F-6
     July 16, 199, date of inception,
     to August 31, 1999

     Notes to financial statements                                F-7

                  INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders

Vision Bancshares, Inc.

Gulf Shores, Alabama

     We have audited the accompanying balance sheet of Vision Bancshares, Inc., a development stage company, as of August 31, 1999, and the related statements of loss and accumulated deficit, stockholder's deficit and cash flows for the period from July 16, 1999, date of inception, to August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vision Bancshares, Inc. as of August 31, 1999, and the results of its operations and its cash flows for the period from July 16, 1999, date of inception, to August 31, 1999, in conformity with generally accepted accounting principles.

/s/ Mauldin & Jenkins, L.L.C.

Albany, Georgia
September 13, 1999


                             VISION BANCSHARES, INC.
                         (A Development Stage Company)

                                  BALANCE SHEET
                                 AUGUST 31, 1999


                                     ASSETS

Cash in bank                                                       $    27,058
Other assets                                                            24,780

                                                                   $    51,838



                 LIABILITIES AND STOCKHOLDER'S DEFICIT

LIABILITIES
    Due to organizers                                               $  140,000
    Other liabilities                                                   90,000

          Total liabilities                                            230,000

COMMITMENTS

STOCKHOLDER'S DEFICIT
     Common stock, $1 par value; 10,000,000
        shares authorized; 100 shares
        issued and outstanding                                             100
     Additional paid-in capital                                          3,558
     Deficit accumulated during the development stage                 (181,820)
          Total stockholder's deficit                                 (178,162)

                                                                    $   51,838



See Notes to Financial Statements.



                          VISION BANCSHARES, INC.
                      (A Development Stage Company)

                STATEMENT OF LOSS AND ACCUMULATED DEFICIT
              PERIOD FROM JULY 16, 1999, DATE OF INCEPTION,
                           TO AUGUST 31, 1999

Income                                                              $        -

Expenses
    Organizational expense                                             110,447
    Personnel expense                                                   57,476
    Interest                                                             2,658
    Postage and telephone                                                2,054
    Rental expense                                                       1,933
    Automobile expense                                                   1,205
    Education and training                                               3,551
    Dues                                                                 1,300
    Miscellaneous                                                        1,196
                                                                       181,820

Net loss for the period and accumulated deficit                     $ (181,820)



See Notes to Financial Statements.


                             VISION BANCSHARES, INC.
                         (A Development Stage Company)

                      STATEMENT OF STOCKHOLDER'S DEFICIT
                PERIOD FROM JULY 16, 1999,  DATE OF INCEPTION,
                              TO AUGUST 31, 1999

                                                                       Deficit
                                                                     Accumulated
                                                         Additional  During the       Total
                                       Common Stock       Paid-in    Development   Stockholders'
                                     Shares  Par Value    Capital       Stage        Deficit
Issue of common stock                 100     $   100     $   900    $        -    $     1,000
Imputed interest on advances from
    organizer credited to capital
    surplus                             -           -       2,658             -          2,658
Net loss for the period from
    July 16, 1999, date of
    inception, to August  31, 1999      -           -           -      (181,820)      (181,820)
Balance, August  31, 1999             100     $   100     $   900    $ (181,820)   $  (178,162)



See Notes to Financial Statements.


                           VISION BANCSHARES, INC.
                       (A Development Stage Company)

                           STATEMENT OF CASH FLOWS
              PERIOD FROM JULY 16, 1999, DATE OF INCEPTION,
                             TO AUGUST 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                        $ (181,820)
    Adjustment to reconcile net loss to net cash used in
        operating activities:
        Imputed interest on advances from organizer                      2,658
       Other prepaids and accruals, net                                 65,220

          Net cash used in operating activities                       (113,942)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from advances by organizer                                140,000
    Proceeds from issuance of common stock                               1,000

          Net cash provided by financing activities                    141,000

Net increase in cash                                                    27,058

Cash at beginning of period                                                  -

Cash at end of period                                              $    27,058



See Notes to Financial Statements.


                      VISION BANCSHARES, INC.

                  (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

Organization

Vision Bancshares, Inc. (the "Company") was organized as an Alabama Corporation on July 16, 1999 to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and to purchase 100% of the issued and outstanding capital stock of Vision Bank (the "Bank"), an association to be organized under the laws of the State of Alabama, which will conduct a general banking business in Gulf Shores, Alabama. The organizers have filed an application with the State of Alabama Department of Banking (the "ADB") to charter the proposed bank. The Company has filed an application to become a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the ADB. Upon obtaining regulatory approval, the Company will be a registered bank holding company subject to regulation by the Federal Reserve and the ADB.

Activities since inception have consisted of the organizers of the Company and the Bank engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

Income Taxes

The Company will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the preopening period.

Fiscal Year

The Company will adopt a calendar year for both financial reporting and tax reporting purposes.




NOTE 2.   OTHER ASSETS

Other assets consist of $17,500 paid as an option on the purchase of land on which the proposed bank will be constructed and $7,280 paid to architects for building plans. The Company intends to lease the building to serve as the Bank's main office. The Bank's premises will be owned by an entity owned by certain organizers of the Company. The Company expects the amounts included in other assets to be reimbursed by the entity which will own the building and lease it to the Bank

NOTE 3.   DUE TO ORGANIZER

Organizers have advanced $140,000 to the Company to pay for organizational expenses and other expenditures. The advances are noninterest bearing. In the event that the requisite approvals are obtained and the proposed stock offering is successfully completed, a portion of the proceeds of the offering will be used to repay the organizer's advances, without interest, to the extent such repayment is allowed by regulatory authorities. To the extent that repayment is not allowed by regulatory authorities, such advances, if any, will be considered as contributed capital.
Interest on advances from the organizer has been imputed at the prime rate of interest, which is currently 8.25%.

NOTE 4.   EMPLOYMENT AGREEMENT

The Company has entered into an employment agreement with the proposed President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank. The agreement has a three year term and may be renewed daily for a continuous three years. The agreement may only be terminated upon three years' notice except that the agreement may be terminated by the Company at any time for cause. The agreement provides for a base annual salary of $120,000, with up to 30% of base salary as a bonus, a monthly car allowance of $750, reimbursement for business travel, country club and civic dues, and life and disability insurance.
The agreement also provides that the proposed officer will receive options of 35,000 shares of the Company's common stock at a price of $10 per share.

NOTE 5.   YEAR 2000 ISSUES

The Company and the Bank will rely heavily upon computers for the conduct of their business and for their information processing systems. Industry experts have expressed concern that there may be widespread computer malfunctions on January 1, 2000 if computers are unable to read the new year. The Company and the Bank will generally rely on software and hardware developed by independent third parties to provide the information systems used by them. The Company is currently negotiating with vendors and intends to seek assurances from any selected third party hardware or software systems providers that any products provided by them will be Year 2000 compliant.

The Company believes that any information systems purchased including hardware and software products will be adequately programmed to address the Year 2000 issue. Based on information currently available, management believes that it will not incur significant costs in connection with the Year 2000 issue. Nevertheless, some of the hardware and software products that either the Company or the Bank acquires may not be Year 2000 compliant, and one cannot predict with certainty the costs the Company or the Bank will incur to respond to any Year 2000 issue.


NOTE  6.  COMMON STOCK OFFERING

The Company plans to commence a public offering to sell a minimum of 800,000 and a maximum of 1,000,000 shares of the Company's $1 par value common stock at a price of $10 per share. The organizers and directors intend to purchase an aggregate of 422,500 shares of common stock in the offering at a price of $10 per share.

     TABLE OF CONTENTS

                               Page
Summary                          3

Risk Factors                     5

Terms of Offering                8

Use of Proceeds                  9

Pro Forma Capitalization        10           VISION BANCSHARES, INC.

Business of the Bank            10            2201 West 1st Street

Supervision and Regulation      24          Gulf Shores, Alabama 36542

Directors and Officers          27               (334) 967-4212

Security Ownership of
  Management and Principal
  Security Holders              34          ___________________________

Description of Capital Stock    37                   PROSPECTUS

Marketability of Securities     37            DATED DECEMBER 3, 1999

Dividend Policy                 37          ___________________________

Legal Matters                   38

Experts                         38

Financial Reports to                              1,000,000 Shares
  Shareholders                  38
                                                   of Common Stock
Index to Financial
  Statements                    F-1


      ______________________

YOU SHOULD RELY ON THE INFORMATION
CONTAINED IN THIS DOCUMENT OR
INFORMATION THAT WE HAVE REFERRED
YOU TO. WE HAVE NOT AUTHORIZED
ANYONE TO PROVIDE YOU WITH
INFORMATION THAT IS DIFFERENT.

      ______________________

   Until March 2, 2000, all dealers
that effect transactions in these
securities, whether or not
participating in this offering, may
be required to deliver a prospectus.
This is in addition to the dealers'
obligation to deliver a prospectus
when acting as underwriters and
with respect to their unsold
allotments or subscriptions.